STOCK PURCHASE AGREEMENT

by and among

EURONEXT US INC.,

FASTMATCH, INC.,

THE EQUITY SELLERS,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SELLER REPRESENTATIVE
and
EURONEXT N.V., solely for purposes of Article V and Sections 6.4(d), 6.4(f), 6.18, 10.5, 10.6, 10.7, 10.8 and 10.15 (as well as the related defined terms used in such provisions)
_______________

Dated as of May 22, 2017

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Exhibits
Exhibit A – Equity Sellers Information
Exhibit B – Calculation of the Earn-Out Payment
Exhibit C – Business Assumptions
Exhibit D – Escrow Agreement
Exhibit E – Amended CrossFinder License Agreement
Exhibit F – Form of Joinder Agreement
Exhibit G – Example Calculation of Equity Value

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated May 22, 2017 (this “Agreement”), by and among (i) Euronext US Inc., a Delaware corporation (“Purchaser”), (ii) FastMatch, Inc., a Delaware corporation (the “Company”), (iii) the holders of Shares (as such term is defined below) listed on the signature pages (collectively with any other holder of Shares who executes a Joinder Agreement pursuant to Section 6.4(f), the “Selling Stockholders”), (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Seller Representative (as such term is defined below), (v) solely for purposes of Article V, and Sections 6.4(d), 6.4(f), 6.18, 10.5, 10.6, 10.7, 10.8 and 10.15 (as well as the related defined terms used in such provisions), Euronext N.V., a company organized under the laws of the Netherlands (“Euronext”), and (vi) the Option Holders (as such term is defined below) listed on the signature pages. The Selling Stockholders and the Option Holders (as such term is defined below) are collectively referred to herein as the “Equity Sellers” or “Sellers”.
W I T N E S E T H:
WHEREAS, the Selling Stockholders own shares of capital stock of the Company (such shares so owned, but excluding the Retained Shares, being collectively referred to as the “Shares”);
WHEREAS, certain Persons, including certain Selling Stockholders, own Options;
WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders, the Shares upon the terms and conditions hereinafter set forth;
WHEREAS, Purchaser desires that the Option Holders receive payment in consideration for the cancellation of their Options;
WHEREAS, a portion of the Purchase Price otherwise payable to the Sellers shall be paid to the Seller Representative for the benefit of the Sellers and as a source to fund any expense reimbursement or indemnification owed to Seller Representative in its capacity as such;
WHEREAS, a portion of the Purchase Price otherwise payable to the Sellers shall be deposited in escrow by Purchaser with the Escrow Agent (as defined below) in order to fund potential claims made by Purchaser for indemnification pursuant to Article VIII hereof;
WHEREAS, the Earn-Out Payment (as such term is defined below), if any, any distribution from the Escrow Account (as such term is defined below), and any distribution from the Seller Representative Expense Amount (as such term is defined below) in favor of the Sellers, in each case to the extent payable in respect of Shares, shall be paid to Paying Agent for the benefit of all the Selling Stockholders;
WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) the Company and Dmitri Galinov (“Galinov”) have entered into an employment agreement, effective as of the Closing (the “Galinov Employment Agreement”), (ii) the Company and Vladislav Rysin

(“Rysin”) have entered into an employment agreement, effective as of the Closing (the “Rysin Employment Agreement” together with the Galinov Employment Agreement, the “Employment Agreements”) and (iii) Euronext, Purchaser, the Company, Galinov and Rysin have entered into a stockholders’ agreement, effective as of the Closing (the “Stockholders’ Agreement”); and
WHEREAS, certain terms used in this Agreement are defined in Section 1.1.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

DEFINITIONS
1.1    Certain Definitions.
For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“2016 Financial Statements” means the audited balance sheet of the Company as at December 31, 2016 and the related audited statements of income and of cash flows of the Company for the year then ended.
“Affiliate” means (i) with respect to any Person (other than FXCM and NEXT Investors, LLC), any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (ii) with respect to FXCM, Global Brokerage Inc. (f/k/a FXCM Inc.), FXCM Holdings LLC, any other Person that, directly or indirectly through one or more intermediaries, is controlled by any of them, and (iii) with respect to NEXT Investors, LLC, any other Person that directly or indirectly through one or more intermediaries owns the Shares set forth opposite such Selling Stockholder’s name on Exhibit A, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of the Sellers or their Affiliates shall be considered an “Affiliate” of the Company for the purpose of this Agreement.
“Amendment to the CrossFinder License Agreement” means the amendment to the CrossFinder License Agreement, in the form set out as Exhibit E.
“Anticorruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company, including, to the extent so applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977; and (ii) the United Kingdom Bribery Act 2010.
“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or substantial lessening of competition through merger or acquisition.
“Bankruptcy and Equity Exception” means the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of similar application affecting creditors’ rights generally, and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
“Board of Directors” means the board of directors of the Company.

“Business Day” means any day of the year on which national banking institutions in New York City, New York and Paris, France are open to the public for conducting business and are not required or authorized to close.
“Change of Control” means (i) the liquidation or dissolution of the Company or the sale or other transfer or disposition by the Company, in a transaction or series of related transactions, of all or substantially all of its assets; or (ii) the Company ceasing to be a direct or indirect Subsidiary of Euronext.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Condition” means that written notice has been received by respective counsel for Purchaser and the Company from the CFIUS stating that the review or investigation of the transactions contemplated under this Agreement under Section 721 has been concluded and that the CFIUS has made a determination that the transactions contemplated under this Agreement do not present any unresolved national security concerns, or the President of the United States has determined not to suspend or prohibit the transactions contemplated under this Agreement.
“Closing Bonus Payments” means those bonus payments, in the aggregate amount of $135,000, contemplated by the Special Incentive Letters (as defined on Schedule 1.1).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Indemnified Party” means each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing, a director or officer of the Company.
“Company Option Plan” means the Fastmatch, Inc. 2012 Stock Option and Incentive Plan.
“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses incurred by the Company until Closing (including fees and expenses incurred prior to Closing but unpaid as of Closing) relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby, including, in each case to the extent incurred by the Company prior to the Closing, (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company, (B) any fees or expenses associated with obtaining the release and termination of any Liens, (C) all brokers’ or finders’ fees, (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts and (E) any costs and expenses required to be paid to the New York Landlord to obtain the New York Landlord Consent; provided that Company Transaction Expenses exclude any amounts paid prior to the Effective Time.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, in each case that is legally binding.

“Covered Share” means any Share or Retained Share.
“CrossFinder License Agreement” means the license agreement, dated as of April 24, 2012, entered into by and between Crédit Suisse Securities (USA) LLC and the Company, as amended.
“Current Stockholder Agreements” means, collectively, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.
“Dispute” means any dispute, claim or controversy in any way relating to, in connection with or arising out of this Agreement, whether contractual or non-contractual (and including any dispute, claim or controversy regarding its negotiation, its existence, validity or enforceability, the performance of a party’s duties or obligations under it, or its breach or termination).
“Earn-Out Financial Statements” means the unaudited balance sheet of the Company and the related statements of income, changes in stockholders’ equity and cash flow for the Earn-Out Period, including a calculation of the Earn-Out EBITDA.
“Earn-Out Participating Option” means each Participating Option which (i) as of immediately prior to Closing, was vested or (ii) as of immediately prior to Closing, was not vested, but is held by a Person (A) who continues to serve as a service provider (as an employee or an independent contractor) to the Company on a substantially full time basis during the period from the Closing until the end of the Earn-Out Period or (B) whose employment or other servicing providing relationship with the Company is terminated by the Company without Cause (as defined in the Joinder Agreement) during the period from the Closing until the end of the Earnout Period.
“Earn-Out Participating Share” means each Share, each Retained Share and each share of Common Stock subject to an Earn-Out Participating Option.
“Earn-Out Pro Rata Share” means, with respect to any Earn-Out Participating Share, a fraction, (i) the numerator of which is the number of Earn-Out Participating Shares represented thereby or subject thereto (as applicable) as of immediately prior to the Closing, and (ii) the denominator of which is the aggregate number of Earn-Out Participating Shares.
“Earn-Out Target” means Earn-Out EBITDA for the Earn-Out Period of $12,000,000.00.
“Effective Time” means 12:01 am (Eastern Standard Time) on January 1, 2017.
“Environmental Law” means any Law, as currently or hereafter in effect, relating to the protection of human health and safety or the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.),

and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.
“Equity Value” means the quotient of (a) the sum of (i) the Locked Box Value, plus (ii) the Locked Box Interest, plus (iii) the aggregate amount of the exercise price for all issued and outstanding Options immediately prior to the Effective Time, minus (iv) any Company Transaction Expenses, minus (v) solely to the extent exceeding $80,000, the employer portion of any payroll Taxes with respect to the consideration payable pursuant to this Agreement in respect of Options, minus (vi) the Closing Bonus Payments divided by (b) the Fully Diluted Shares.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Escrow Amount is held for disbursement by the Escrow Agent.
“Escrow Release Participating Option” means each Participating Option which (i) as of immediately prior to Closing, was vested or (ii) as of immediately prior to Closing, was not vested, but is held by a Person (A) who continues to serve as a service provider (as an employee or an independent contractor) to the Company on a substantially full time basis during the period from the Closing until the first anniversary of the Closing Date or (B) whose employment or other servicing providing relationship with the Company is terminated by the Company without Cause (as defined in the Joinder Agreement) during the period from the Closing until the first anniversary of the Closing Date.
“Escrow Release Participating Share” means each Share, each Retained Share and each share of Common Stock subject to an Escrow Release Participating Option.
“Escrow Release Pro Rata Share” means, with respect to any Escrow Release Participating Share, a fraction, (i) the numerator of which is the number of Escrow Release Participating Shares represented thereby or subject thereto (as applicable) as of immediately prior to the Closing, and (ii) the denominator of which is the aggregate number of Escrow Release Participating Shares.
“Euronext College of Regulators” means the parties to a Memorandum of Understanding between the competent Governmental Bodies regarding the coordinated regulation and supervision of the Euronext regulated markets operated by the Purchaser group, including the United Kingdom’s Financial Conduct Authority (FCA), the Netherlands’ Authority for the Financial Markets (Autoriteit Financiele Markten or AFM ), the French Financial Market Authority (Autorité des Marchés Financiers or AMF), the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers or FSMA) and the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliarios or CMVM).
“First Anniversary Release Amount” means the balance of funds remaining in the Indemnity Escrow Fund (as defined in the Escrow Agreement) on the first anniversary of the Closing

Date less an aggregate amount equal to the amount of each Claimed Amount (as defined in the Escrow Agreement) set forth in each applicable Indemnification Notice (as defined in the Escrow Agreement) with respect to each Unresolved Claim (as defined in the Escrow Agreement).
“Fraud” means, with respect to Purchaser, on the one hand, or a Seller, on the other hand, an actual and intentional fraud committed by such party with respect to the representations and warranties made by such party in this Agreement (or, in the case of a Seller, with respect to the representations and warranties made by the Company in this Agreement) with specific intent by such party to deceive and mislead such other party and with the express intention that such other party rely thereon to its detriment.
“FXCM” means FXCM Group LLC, a Delaware limited liability company.
“Fully Diluted Shares” means the aggregate number of shares of the Company’s capital stock issued and outstanding on a fully diluted basis (giving effect to shares issuable upon exercise of Options) as of the Closing Date but immediately prior to Closing.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof.
“Galinov Retained Shares” means the number of shares of the Common Stock that results in Galinov owning, as of immediately following the Closing, the percentage of the Post-Closing Fully Diluted Shares set forth with respect to Galinov on Schedule A.
“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Body or agency or instrumentality thereof (including any state-owned or controlled enterprise).
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), and shall include the Euronext College of Regulators.
“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person means, without duplication: (i) the principal, accreted value, accrued and unpaid interest in respect of, and any prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations payable as a result of the prepayment or discharge of, (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such

Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all outstanding obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnification Pro Rata Share” means, with respect to any Seller a fraction, (i) the numerator of which is the number of Participating Shares held by such Seller immediately prior to the Closing, and (ii) the denominator of which is the aggregate number of Participating Shares held by all Sellers immediately prior to the Closing.
“Individual Equity Seller” means an Equity Seller that is a natural person.
“Institutional Equity Seller” means an Equity Seller that is not an Individual Equity Seller.
“Intellectual Property” means any and all intellectual property (and rights thereto), including, but not limited to, Technology (as defined below), confidential and proprietary information, trade secrets, domain names, patents, trademarks, service marks, trade dress, copyrights, domain names, and other intellectual property, and all registrations, applications for registration, divisions, continuations, renewals, reissues and extension of the foregoing (as applicable) now existing, hereafter filed, issued or acquired.
“IRS” means the Internal Revenue Service.
“Investors’ Rights Agreement” means that certain first amended and restated investors’ right agreement, dated as of December 4, 2012, by and among the Company, the Management Sellers and the other Persons parties thereto, as amended or modified.
“Joinder Agreement” means a joinder to this Agreement substantially in the form attached as Exhibit F.
“Knowledge of the Company” means the actual knowledge of any of Galinov, Rysin, John Bogue and Paul Ainsworth after review by such individuals of the provisions of this Agreement and such further inquiry as deemed necessary by such individuals of other employees or consultants of the Company, including with respect to legal matters, that is reasonable in light of the relevant subject matter and such person’s position with the Company.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation of any Governmental Body or Order.
“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation or proceeding.
“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any lien, pledge, mortgage, deed of trust, or security interest.
“Locked Box Interest” means interest on the Locked Box Value in respect of the period from (and including) the Effective Time to (and including) the Closing Date at the Locked Box Interest Rate.
“Locked Box Interest Rate” means a rate per annum (on the basis of a 365 day year) of (i) 3.0% prior to August 1, 2017 and (ii) 4.5% from and after August 1, 2017.
“Locked Box Value” means $174,485,993.
“Management Sellers” means Dmitri Galinov and Vladislav Rysin.
“Material Adverse Effect” means an event, fact, change, occurrence or circumstance that, individually or in the aggregate with all other events, facts, changes, occurrences or circumstances, has a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Material Adverse Effect: (i) any event, fact, change, occurrence or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or directly attributable to the announcement of the transactions contemplated by this Agreement; (ii) changes in Law or generally accepted accounting principles or the interpretation or method of enforcement thereof; (iii) conditions in the Company’s industry generally; (iv) conditions in the global financial, banking or capital markets generally, general economic or political conditions, or general changes in currency exchange rates; (v) any action taken pursuant to or in accordance with this Agreement (or the Company Documents) or at the request of or with the consent of Purchaser; (vi) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, sabotage, terrorism, military action or war (whether or not declared); or (vii) any action taken by Purchaser or any of its Representatives, except to the extent any event, fact, change, occurrence or circumstance described in clauses (ii), (iii) or (iv) above has a materially disproportionate adverse effect on the Company as compared to other similarly situated companies in the industry in which the Company conducts business and which have comparable lines of business (in which case, such event, change, occurrence or circumstance shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur, only to the extent it is so materially disproportionate).
“Minimum Share Percentage” means a fraction, expressed as a percentage, the numerator of which is the number of Covered Shares and the denominator of which is the number of Participating Shares.
“NEXT Investors” means NEXT Investors, LLC, and any successor thereto.
“New York Landlord Consent” means a signed writing from Downtown NYC Owner, LLC (the “New York Landlord”), acknowledging the proposed transfer of Shares contemplated by this Agreement and consenting to same pursuant to Article 13 of that certain Lease dated June 22, 2015 between New York Landlord, as landlord, and the Company, as tenant.
“Nondisclosure Agreement” means that certain Mutual Nondisclosure Agreement by and between the Company and Euronext entered into and effective December 30, 2016.
“Option” means an option to purchase shares of Common Stock.
“Option Holder” means (i) any Selling Stockholder who (in addition to holding shares of Company Stock) also holds any Options and (ii) any Person holding Options of the Company listed in Exhibit A who executes a Joinder Agreement prior to the Closing.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of the business of the Company through the date hereof consistent with past practice in all material respects.
“Participating Option” means an Option outstanding immediately prior to the Closing (i) held by a Selling Stockholder or (ii) with respect to which the holder thereof has executed a Joinder Agreement.
“Participating Share” means each Covered Share and each share of Common Stock subject to a Participating Option.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Purchaser; (ii) liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.
“Permitted Leakage” means:
(i)    any and all payments of any amount to the extent such payments accrued in fiscal year 2016 or were provided for in the 2016 Financial Statements;
(ii)    any and all payments by the Company (A) to any director (whether or not such director is also an employee of the Company), officer, employee or consultant of the Company (including to any Equity Sellers in their capacity as director (whether or not such director is also an employee of the Company), officer or employee or consultant of the Company) whether by way of salary, benefits, cash bonuses, fees or other remuneration or expenses or in kind but only in the Ordinary Course of Business and in any event in an amount not exceeding $100,000 in the aggregate per calendar month for any person and $700,000 in the aggregate per calendar month for all persons or (B) pursuant to any pension plan or Company Plan intended to qualify under Section 401 of the Code;
(iii)    any and all payments expressly contemplated pursuant to the terms and conditions of this Agreement;
(iv)    any and all Leakage effected with the approval in writing by Purchaser;
(v)    any amounts deducted from the Locked Box Value in calculating Equity Value (including any Company Transaction Expenses);
(vi)    the provision of services and time by employees or officers of the Company in connection with the transactions contemplated by this Agreement, any Seller Document, and Company Document and/or any Purchaser Document;
(vii)    maintenance of directors’ and officers’ liability insurance and life and critical illness and medical health insurance or other cover or benefits for officers and/or employees and/or their spouses and/or dependents under the Company’s plans, schemes or arrangements (including the Company Plans);
(viii)    any payment, transaction or transfer which would otherwise be in violation of Section 2.5, if such payment, transaction or transfer is reversed prior to Closing, or in the case of a payment, if it is reimbursed to the Company prior to Closing;
(ix)    all Taxes incurred or payable by the Company in connection with any of the foregoing;
(x)    any payments or other actions referenced on Schedule 1.1; and
(xi)    any matter undertaken at the written request of Purchaser or with its written consent.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Post-Closing Fully Diluted Shares” means the aggregate number of shares of the Company’s capital stock issued and outstanding on a fully diluted basis (giving effect to shares issuable upon exercise of Options) as of the Closing Date but immediately following the Closing.
“Pro Rata Share” means, with respect to any Participating Share, a fraction, (i) the numerator of which is the number of Participating Shares represented thereby or subject thereto (as applicable) as of immediately prior to the Closing, and (ii) the denominator of which is the aggregate number of Participating Shares.
“Purchase Price” means (A) the product of (i) the Equity Value and (ii) the aggregate number of Participating Shares minus (B) the aggregate exercise price for all Participating Options.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to: (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.
“Retained Shares” means, collectively, the Galinov Retained Shares and the Rysin Retained Shares.
“Right of First Refusal and Co-Sale Agreement” means that certain first amended and restated right of first refusal and co-sale agreement, dated as of December 4, 2012, by and among the Company, the Management Sellers and the other Persons parties thereto, as amended or modified.
“Rysin Retained Shares” means the number of shares of Common Stock that results in Rysin owning, as of immediately following the Closing, the percentage of the Post-Closing Fully Diluted Shares set forth with respect to Rysin on Schedule A.
“Section 721” means Section 721 of Title VII of the Defense Production Act of 1950, codified at 50 U.S.C. § 4565 et seq., and the U.S. Department of the Treasury implementing regulations, codified at 31 C.F.R. Part 800.
“Seller Representative Expense Amount” means $100,000.
“Software” means the source code, object codes, interfaces, databases, compilations and/or other Technology components of and relating to any and all computer programs (including application program interfaces, computer programming tools, system software and applications software), whether machine readable or otherwise, together with their respective functional, performance and operational features. Software also includes any and all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.
“Specified Contract” means any (i) Contract to which the Company is a party (a) with any of the twenty (20) largest customers of the Company, as measured by trading volume, or the five (5) largest suppliers (excluding employees and consultants) of the Company, as measured by the dollar amount of purchases by the Company therefrom, during the fiscal year ended December 31, 2016 or (b) pursuant to which Software is licensed to the Company (other than generally commercially available Software) or (ii) Real Property Lease.
“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of a tax, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges in the nature of a tax, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).
“Taxing Authority” means the IRS or any other Governmental Body responsible for the administration of any Tax.
“Tax Return” means any return, report or statement required to be filed with a Taxing Authority with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.
“Technology” means, collectively, designs, formulae, algorithms, procedures, schematics, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.
“Unresolved Claim” means a claim asserted pursuant to the Escrow Agreement prior to the Escrow Expiration Date (as defined in the Escrow Agreement) not resolved prior to the Escrow Expiration Date (as defined in the Escrow Agreement).

“Voting Agreement” means that certain first amended and restated voting agreement, dated as of December 4, 2012, by and among the Company, the Management Sellers and the other Persons parties thereto, as amended or modified.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §2101, et seq. and any similar state and local law, as amended from time to time, and any regulations, rules and guidance issued thereunder.
1.2    Terms Defined Elsewhere in this Agreement.
(a)    For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	6.5(a)
Agreement	Recitals
Antitrust Division	6.4(b)
Applicable Employee	2.4(h)
Arbitrating Accountant	2.4(d)
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Basket	8.4(a)
Business Assumptions	2.4(f)(i)
Closing	2.6
Closing Date	2.6
COBRA	4.15(o)
Common Stock	4.4(a)
Company	Recitals
Company Marks	6.9
Company Permits	4.18(b)
Company Plans	4.15(a)
Company Properties	4.11(a)
Company Property	4.11(a)
Confidential Information	6.6(e)
Continuing Employee	6.16(a)
Covered Communication	10.13(b)
Current Representation	10.13(a)
Designated Person	10.13(a)
Disputed Elements	2.4(d)
Draft Notice	6.4(c)
Earn-Out EBITDA	Exhibit B
Earn-Out Payment	2.4(a)
Earn-Out Payment Calculation	2.4(a)
Earn-Out Period	2.4(a)
Employees	4.15(a)
Employment Agreements	Recitals
Employment Related Laws and Obligations	4.16(d)
Equity Sellers	Recitals
ERISA Affiliate	4.15(a)
Escrow Agent	8.5
Escrow Agreement	8.5
Escrow Amount	8.5
Euronext	Recitals
Existing Dispute	10.5(e)
Final Notice	6.4(c)
Financial Statements	4.7(a)
First Anniversary Release Instruction	8.5
FTC	6.4(a)
Fundamental Representation	8.1
Future Acquired Business	6.6(a)
Galinov	Recitals
Galinov Employment Agreement	Recitals
ICDR	10.5(a)
ICDR Rules	10.5(a)
Institutional Equity Seller Confidential Information	6.6(e)
Leakage	2.5(c)
Leakage Claim Cutoff Date	2.5(d)
Losses	8.2(a)
Management Non Compete Period	6.6(c)
Minimum Share Release Amount	8.5
Material Contracts	4.14(a)
Multiemployer Plan	4.15(a)
Non-Voting Common Stock	4.4(a)
Paying Agent	10.2
PBGC	4.15(h)
Personal Property Leases	4.12(b)
Post-Closing Representation	10.13(a)
Preferred Stock	4.4(a)
Purchaser	Recitals
Purchaser Documents	5.2(a)
Purchaser Indemnified Parties	8.2(a)
Real Property Lease	4.11(a)
Related Dispute	10.5(e)
Related Persons	4.21
Reporting Tail Endorsement	6.17(c)
Representatives	6.5(a)
Residual First Anniversary Release Amount	8.5
Restricted Business	6.6(a)
Rysin	Recitals
Rysin Employment Agreement	Recitals
Schedule Update	6.15(a)
Seller Documents	3.2
Seller Indemnified Parties	8.2(c)
Sellers	Recitals
Selling Stockholders	Recitals
Seller Representative	10.3
Seller Representative Account Payment	10.3(c)
Shares	Recitals
Stockholders’ Agreement	Recitals
Survival Period	8.1
Tax Claim	8.6(b)(i)
Termination Date	9.1(a)
Third Party Claim	8.3(b)
Title IV Plans	4.15(a)
Transfer Taxes	8.4(c)
Updated Schedule 4.13(f)	6.15(b)
Updated Schedule 4.14(a)	6.15(b)
Unit	6.6(c)

1.3    Other Definitional and Interpretive Matter.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article”, “Section”, “Exhibit” or “Schedule” are to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise specified.
Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
Made available. When reference is made in this Agreement to information that has been “made available” to Purchaser, that shall include information that (i) was contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the Business Day prior to the date of this Agreement or (ii) is referred to on Schedule 1.3(b).
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c)    The Schedules shall correspond to the numbered sections contained in the relevant Sections of this Agreement, and the disclosure in (i) any Schedule as of the date hereof (other than, subject to the following clause (ii), in any Schedule Update) or (ii) Updated Schedule 4.13(f) or Updated Schedule 4.14(a) shall qualify and shall be deemed a disclosure with respect to (x) the corresponding Section of this Agreement and (y) the other Sections of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections.

Article II

SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING
2.1    Sale and Purchase of Shares.
(a)    Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to Purchaser, free and clear of any and all Liens (other than restrictions under applicable securities Laws), and Purchaser agrees to purchase from each Selling Stockholder, the Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit A hereto. In consideration for the sale of such Shares, Purchaser agrees to pay to each such Selling Stockholder, subject to Section 2.3, an amount per Share owned by such Selling Stockholder equal to the Equity Value. Exhibit G sets out, for illustrative purposes only, an example calculation of Equity Value.
(b)    By execution hereof, the holders of the Series A Preferred Stock and the Management Sellers hereby notify the Company that the consideration set forth in this Agreement (including the example calculation of Equity Value set out, for illustrative purposes only, on Exhibit G) is acceptable solely with respect to the transactions contemplated by this Agreement, and the consideration in respect of the transactions contemplated by this Agreement need not be allocated as set forth in the certificate of incorporation of the Company.
(c)    By execution hereby or by execution of a Joinder Agreement, the Company and each Seller hereby waives with respect to the transactions contemplated hereby all provisions otherwise applicable to such transactions under any Current Stockholder Agreement (to the extent it is a party thereto) and waives with respect to the transactions contemplated hereby all provisions otherwise applicable to such transactions under any document, agreement or grant relating to a stock or option issuance or grant, such as a restricted stock grant agreement, option agreement, the 2012 Stock Option and Incentive Plan, or a settlement agreement (including, in each case, any rights of first offer, rights of first refusal, preemptive rights, rights relating to purchase price, requirements relating to the composition of the Board of Directors, requirements relating to the form of original stock certificates, requirements to obtain an opinion from outside counsel or “no action letter” from any Governmental Body, rights to purchase securities for minimal consideration, and transfer restrictions such as prior approval of the Board of Directors and restrictions related to direct competitors); provided that this Section 2.1(c) shall be of no force or effect, and no waiver shall be deemed to have ever been given pursuant to this Section 2.1(c), if this Agreement is terminated.
(d)    Each Selling Stockholder agrees and acknowledges that any accrued dividends on any Shares shall be for the benefit of, and shall be for the account of, Purchaser, so long as Closing occurs.  To the extent that any dividend is declared or paid on any Shares by the Company prior to Closing (notwithstanding any agreement by the Company herein to the contrary), then each Selling Stockholder agrees that any such dividend is to be held for the account of and upon Closing shall be paid to Purchaser (or Purchaser can reduce the relevant amount to be paid pursuant to this Section 2.1 by the amount of the dividend, on a Dollar for Dollar basis). Notwithstanding the foregoing, this Section 2.1(d) shall be of no force or effect if this Agreement is terminated.
(e)    The Company acknowledges that it has received a detailed statement of the proposed disposition of the Shares to occur pursuant to this Agreement and the circumstances surrounding such proposed disposition, including those Shares held by the Management Sellers.
2.2    Cancellation of Options.
Each Option Holder and the Company hereby agree that all Participating Options are cancelled immediately prior to the Closing, and this Agreement is an agreement between each Option Holder and the Company to terminate each Participating Option immediately prior to Closing. Immediately prior to Closing, each Participating Option shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, subject to Section 2.3, to a payment by the Company in cash equal to (a) the product of (x) the total number of shares of Common Stock subject to such Participating Option, and (y) Equity Value, minus (b) the aggregate exercise price for the shares of Common Stock subject to such Participating Option.
2.3    Payment of Purchase Price and Other Amounts.
(a)    On the Closing Date, Purchaser shall pay the Purchase Price in a manner consistent with the examples set out in Exhibit G (which sets forth, for illustrative purposes only, an example calculation of Equity Value), which shall be paid by wire transfer of immediately available funds into accounts designated in writing by the Seller Representative not less than two (2) Business Days prior to the Closing Date as follows:
(i)    the Escrow Amount shall be paid to the Escrow Agent for the Escrow Account;
(ii)    the Seller Representative Expense Amount shall be paid to the Seller Representative;
(iii)    in respect of each Share, subject to Section 2.3(b), (A) the amount specified in Section 2.1(a) less (B) such Share’s Pro Rata Share of the Escrow Amount paid to the Escrow Agent pursuant to Section 8.5, and less (C) such Share’s Pro Rata Share of the Seller Representative Expense Amount paid to the Seller Representative pursuant to Section 10.3, shall be paid to the Paying Agent on behalf of and for payment to the Selling Stockholders; and
(iv)    in respect of each Participating Option, (A) the amount specified in Section 2.2 less (B) such Participating Option’s Pro Rata Share of the Escrow Amount paid to the Escrow Agent pursuant to Section 8.5, and less (C) such Participating Option’s Pro Rata Share of the Seller Representative Expense Amount paid to the Seller Representative pursuant to Section 10.3, shall be paid to the Company on behalf of and for payment to such Option Holder (and the Company shall, and Purchaser shall cause the Company to, make such payment to such Option Holder as promptly as practicable following the Closing (and in any event no later than the next payroll date of the Company that occurs at least five (5) Business Days following the Closing Date)).
(b)    A portion of the consideration otherwise payable on behalf of a Management Seller pursuant to Section 2.3(a)(iii) shall be paid, respectively, to the Escrow Agent for the Escrow Account, and to the Seller Representative to partially fund the Seller Representative Expense Amount, determined, in each case, by multiplying the Escrow Amount or the Seller Representative Expense Amount, as applicable, by a fraction, the numerator of which is the number of Retained Shares held by such Management Seller and the denominator of which is the number of Participating Shares.
2.4    EBITDA-Based Earn-Out.
(a)    Pursuant to the terms and subject to the conditions set forth herein, including Section 2.4(h) (as it relates to Galinov and Rysin), the holders of Earn-Out Participating Shares shall be eligible to receive in the future additional, deferred consideration (the “Earn-Out Payment”) payable by Purchaser based on achievement by the Company of the Earn-Out Target for the period beginning on June 1, 2017 and ending on May 31, 2018 (the “Earn-Out Period”). For the avoidance of doubt, the Earn-Out Payment will be payable to holders of Earn-Out Participating Shares if and only if the Company is able to achieve the Earn-Out Target for the Earn-Out Period.
(b)    Within fifty (50) days after the end of the Earn-Out Period, Purchaser shall deliver to the Seller Representative a calculation of the Earn-Out Payment, which shall be calculated in accordance with Exhibit B (the “Earn-Out Payment Calculation”). The Earn-Out Payment Calculation shall be accompanied by supporting work papers as are reasonably necessary to enable an understanding of the calculation. If Purchaser does not deliver the Earnout-Out Payment Calculation to the Seller Representative within fifty (50) days after the end of the Earn-Out Period, the Earn-Out Target shall be deemed to have been achieved and the Earn-Out Payment shall become immediately due and payable in full. Subject to Section 10.14, Purchaser shall provide or cause to be provided to the Seller Representative and its attorneys, accountants and other agents reasonable access (including electronic access, to the extent available), during normal business hours, to the applicable books, records, properties and personnel of Purchaser, the Company and the Company’s Subsidiaries for purposes of (i) evaluating the information in the Earn-Out Payment Calculation and (ii) preparing any notice of Disputed Elements. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company. All information provided or made available pursuant to this Section 2.4 to the Seller Representative and its attorneys, accountants and other agents shall constitute Proprietary Information (as defined in the Nondisclosure Agreement) and the Seller Representative and its attorneys, accountants and other agents shall be subject to the same restrictions and Liabilities with respect to such information as Euronext is with respect to Proprietary Information pursuant to the Nondisclosure Agreement, except that such information shall be permitted to be used for any purpose related to this Section 2.4 and may be disclosed to any Seller or any attorneys, accountants and other agents or any Seller for any purposed related to this Section 2.4.
(c)    Within thirty (30) days of receipt of the Earn-Out Payment Calculation, the Seller Representative shall notify Purchaser as to whether or not it accepts the accuracy of the Earn-Out Payment Calculation. If the Seller Representative does not provide a notification to Purchaser within such 30-day period, then the Equity Sellers shall be deemed to have accepted the accuracy of the Earn-Out Payment Calculation.
(d)    If the Seller Representative disputes the Earn-Out Payment Calculation, it shall set forth in reasonable detail in a notice to Purchaser the element or elements that are believed incorrect and the reasons for such belief (each, a “Disputed Element” and collectively the “Disputed Elements”) and the net effect of all Disputed Elements on the Earn-Out Payment resulting from the Earn-Out Payment Calculation. The Seller Representative and Purchaser shall then meet and in good faith use reasonable efforts to resolve the Disputed Elements. If the Disputed Elements are satisfactorily resolved through such efforts, the Earn-Out Payment Calculation, with such modifications which the Seller Representative and Purchaser shall have agreed in writing, shall be final and binding on all parties. If the Disputed Elements have not been resolved through such efforts within twenty (20) days after the notice to Purchaser setting out the Disputed Elements, any remaining Disputed Elements shall be submitted to an internationally recognized accounting firm mutually agreed by the Seller Representative and Purchaser (the “Arbitrating Accountant”). If Purchaser and the Seller Representative are unable to agree on the Arbitrating Accountant within a reasonable period of time (not to exceed thirty (30) days), the Arbitrating Accountant shall be selected by lot from an initial group of four such Arbitrating Accountants which are experienced in calculations of the type contemplated hereby, two of which shall be selected by Purchaser and two of which shall be selected by the Seller Representative; provided that neither Purchaser nor the Seller Representative shall so select an Arbitrating Accountant that would have a conflict of interest in resolving the dispute to be submitted to it pursuant hereto. Each of Purchaser and the Seller Representative shall have the right to eliminate one Arbitrating Accountant to be selected by the other prior to such selection by lot. The Arbitrating Accountant shall make a binding determination regarding each remaining Disputed Element submitted to it and the effect of each such determination on the Earn-Out Payment Calculation as soon as possible but in no event more than forty-five (45) days after such Disputed Elements are submitted to the Arbitrating Accountant. In determining any Disputed Element, the Arbitrating Accountant shall assign a value that is equal to the value thereof proposed to the Arbitrating Accountant by either Purchaser or the Seller Representative, or that is between such values. In determining any Disputed Element, the Arbitrating Accountant shall act as an expert and not as arbitrator. During the forty-five (45) day review by the Arbitrating Accountant, the Company shall make available to the Arbitrating Accountant such Persons and such information, books and records as may be reasonably requested by the Arbitrating Accountant to make its determination. The Earn-Out Payment Calculation as modified by the agreement of Purchaser and the Seller Representative with respect to any Disputed Elements, and the decision of the Arbitrating Accountant regarding any remaining Disputed Elements submitted to it, shall be final and binding on all parties thereto, absent fraud or manifest error. The determination of the Arbitrating Accountant shall not, in the absence of fraud or manifest error, be subject to judicial review. The costs and expenses of the Arbitrating Accountant shall be paid 50% by the Equity Sellers, each in proportion to its Sale Percentage (or, at the election of the Seller Representative, by payment from the Seller Representative Expense Amount), and 50% by Purchaser.
(e)    Within ten (10) days after the amount of the Earn-Out Payment has been agreed by Purchaser and the Seller Representative (or decided by the Arbitrating Accountant) or becomes payable pursuant to Section 2.4(g), Purchaser shall pay all sums so due and owing for the benefit of the holders of Earn-Out Participating Shares. The portion of any amount paid for the benefit of holders of Earn-Out Participating Shares pursuant to this Section 2.4(e) equal to the Earn-Out Pro Rata Share that is represented by a Share shall be paid by Purchaser to the Paying Agent for further payment to the holder of such Share. The portion of any amount paid for the benefit of holders of Earn-Out Participating Shares pursuant to this Section 2.4(e) equal to the Earn-Out Pro Rata Share that is represented by an Earn-Out Participating Option shall be paid by Purchaser to the Company for payment to the holder thereof (which amount shall be paid by the Company to such holder with the first payroll payment after the Company’s receipt of such amount and shall be subject to any applicable withholding). For the avoidance of doubt, Purchaser shall cause the Company to use any funds paid to the Company pursuant to the preceding sentence to make the payments provided for in the preceding sentence, and such funds shall not be used for any other purpose.
(f)    From Closing until the end of the Earn-Out Period, Purchaser shall:
(i)    use its reasonable best efforts to achieve Earn-Out EBITDA and the likelihood of achieving the Earn-Out Target, and subject to Section 2.4(f)(ii), cause the Company to carry out its business in a manner consistent with the manner in which the Company was operated during the 12 month period ended on the date hereof and generally in accordance with the assumptions as described on Exhibit C (the “Business Assumptions”) (it being clear that no representation or warranty is made with respect to, and neither Purchaser nor Euronext nor any of their respective Affiliates is relying on, any of the Business Assumptions) (for purposes of this paragraph (i) of Section 2.4(f), “reasonable best efforts” shall mean efforts that are reasonably within the contemplation of the parties hereto as of the date hereof needed to achieve Earn-Out EBITDA and the likelihood of achieving the Earn-Out Target given the operating history of the Company and its future prospects in a manner consistent with the best interest of the Company (provided, that payment of the Earn-Out Payment shall not be considered contrary to the best interests of the Company);
(ii)    permit Galinov (for so long as he remains employed by the Company, Purchaser or any of their respective Affiliates) to manage the operations of the Company, including with respect to hiring, engaging or terminating employees or independent contractors, conducting marketing activities, determining pricing for products and services, entering into contracts and transactions with clients, suppliers and other business partners, and purchasing equipment and other resources; provided, however, that Galinov is not authorized to cause the Company to take an action that requires a board vote under the Amended Certificate (as such term is defined in the Stockholders’ Agreement) or to commit an illegal act that would result in a violation of his own fiduciary duties as a director of the Company or the fiduciary duties of the board of directors of the Company;
(iii)    maintain such accounting books and records as are necessary to facilitate the determination of the amount of the Earn-Out EBITDA and the Earn-Out Payment;
(iv)    not knowingly or recklessly (A) take any action if such action is reasonably likely to adversely affect the ability of the Company to achieve the Earn-Out Target; or (B) fail to take any action if such failure to act is reasonably likely to adversely affect the ability of the Company to achieve the Earn-Out Target (unless such failure to act is in the best interest of the Company (provided, that payment of the Earn-Out Payment shall not be considered contrary to the best interests of the Company));
(v)    maintain the Company’s corporate legal existence as a Subsidiary of Euronext without combining the Company’s business with any other business of Euronext or any of its Subsidiaries;
(vi)    cause the Company not to enter into any transaction, or otherwise conduct any business, with Euronext, Purchaser or any Affiliate of Euronext or Purchaser except on arm’s length market terms; and
(vii)    provide to the Seller Representative (x) on a monthly basis, unaudited monthly financial statements and (y) on a monthly basis, a calculation of the portion of the Earn-Out EBITDA for the period from the Closing through the end of the month).
(g)    Notwithstanding anything to the contrary, the Earnout Payment shall accelerate and become due and payable in accordance with Section 2.4(e) if (i) Purchaser shall have materially breached or materially failed to perform any of its covenants or agreements set forth in Section 2.4(f) and such material breach or material failure to perform is reasonably incapable of being cured or, if reasonably capable of being cured, the Purchaser shall not have cured the material breach or material failure to perform within forty-five (45) calendar days following receipt by Purchaser of a written notice from the Seller Representative of such material breach or material failure to perform together with a description of such material breach or material failure to perform; (ii) a Change of Control occurs prior to the end of the Earn-Out Period or (iii) prior to the end of the Earn-Out Period, the Company terminates Galinov’s or Rysin’s employment with the Company without Cause (as defined in the Galinov Employment Agreement or the Rysin Employment Agreement (as applicable)) or Galinov or Rysin terminates his employment with the Company for Good Reason (as defined in the Galinov Employment Agreement or Rysin Employment (as applicable)).
(h)    If the Company terminates Galinov’s or Rysin’s employment with the Company for Cause (as defined in the Galinov Employment Agreement or the Rysin Employment Agreement (as applicable)) or Galinov or Rysin terminates his employment with the Company without Good Reason (as defined in the Galinov Employment Agreement or Rysin Employment (as applicable)), all rights of the person so terminating or terminated (the “Applicable Employee”) under this Section 2.4 shall terminate immediately and the Applicable Employee shall no longer be entitled to receive the Earn-Out Payment, provided, however, that for purposes of calculating the Earn-Out Pro Rata Share, if applicable, the number of Earn-Out Participating Shares held by the Applicable Employee immediately prior to Closing upon such termination shall, at all times, be included in the denominator of Earn-Out Pro Rata Share.
2.5    Effective Time – Locked Box.
(a)    Except for Permitted Leakage, each Equity Seller (severally, and solely as to such Equity Seller) covenants and undertakes to Purchaser that between the date of this Agreement and (including) the Closing Date:
(i)    no dividend or distribution of profits or assets or any payments in lieu of any dividend or distribution will be paid or declared or made or agreed to be declared, paid or made (whether actual or deemed) and there will be no return of share of capital stock or loan capital or other securities or agreement to so return (including in respect of any interest or yield accruing or arising thereto) by the Company to such Equity Seller or any of such Equity Seller’s Affiliates;
(ii)    no payments of principal or interest in respect of any Indebtedness will be made by or on behalf of the Company to or for the benefit of such Equity Seller or any of such Equity Seller’s Affiliates;
(iii)    no payment to such Equity Seller or any of such Equity Seller’s Affiliates will be made as a result of any redemption, repurchase or reduction of share capital of the Company;
(iv)    no transaction, arrangement or agreement with such Equity Seller or any of such Equity Seller’s Affiliates will be entered into, modified or terminated by the Company, other than in the Ordinary Course of Business or on arm’s length commercial terms;
(v)    no shares of the capital stock or other securities of, or other ownership interests in, the Company will be issued or allotted to such Equity Seller or any of such Equity Seller’s Affiliates, nor any options, warrants or other rights of any kind entitling such Equity Seller or any of such Equity Seller’s Affiliates to require the issue or allotment of any share of capital stock or other equity securities in the Company;
(vi)    no debt securities will be issued or allotted to such Equity Seller or any of such Equity Seller’s Affiliates, nor any options, warrants or other rights of any kind entitling such Equity Seller or any of such Equity Seller’s Affiliates to require the issue or allotment of any debt securities in the Company;
(vii)    except in connection with (i) commercial transactions, (ii) in the Ordinary Course of Business and (iii) pursuant to client Contracts (which exceptions shall be cumulative), no amounts owed, including the accrual of interest, to the Company by such Equity Seller or any of such Equity Seller’s Affiliates will be reduced, waived, released or forgiven;
(viii)    except in connection with (i) commercial transactions, (ii) in the Ordinary Course of Business and (iii) pursuant to client Contracts (which exceptions shall be cumulative), no liabilities will be assumed, incurred or discharged (or any indemnity given in respect thereof) by the Company to or for the benefit of such Equity Seller or any of such Equity Seller’s Affiliates (including the giving of guarantees or indemnities);
(ix)    except in connection with (i) commercial transactions, (ii) in the Ordinary Course of Business and (iii) pursuant to client Contracts (which exceptions shall be cumulative), no liability of such Equity Seller or any of such Equity Seller’s Affiliates which is owed to the Company will be released, deferred or written off other than (a) by way of set off, on arm’s length commercial terms, against any liabilities owed by the Company to such Equity Seller or any of such Equity Seller’s Affiliates, or (b) otherwise on arm’s length commercial terms;
(x)    except in connection with (i) commercial transactions, (ii) in the Ordinary Course of Business and (iii) pursuant to client Contracts (which exceptions shall be cumulative), no transfer of assets, rights or benefits from the Company to or for the benefit of such Equity Sellers or any of such Equity Seller’s Affiliates will be implemented;
(xi)    other than in the Ordinary Course of Business, no management, monitoring, stockholder or director’s fees or bonuses will be paid to such Equity Seller or any of such Equity Seller’s Affiliates by the Company;
(xii)    no payment will be made by the Company of any Tax exclusively paid in connection with any of the matters referred to in this Section 2.5(a) with respect to such Equity Seller or any of such Equity Seller’s Affiliates to the extent that the same is not recoverable by the Company from the relevant Taxing Authority or other payment recipient;
(xiii)    except in connection with (i) commercial transactions, (ii) in the Ordinary Course of Business and (iii) pursuant to client Contracts (which exceptions shall be cumulative), no other payment will be made by or on behalf of the Company to or for the benefit of such Equity Seller or any of such Equity Seller’s Affiliates; and
(xiv)    no legally binding agreement or arrangement providing for any of the matters referred to in paragraphs (i) to (xiii) will be entered into.
(b)    Except for Permitted Leakage, each Equity Seller hereby severally (and solely as to such Equity Seller) represents and warrants that, as of the date of this Agreement, during the period commencing on and from the Effective Time and ending on the date of this Agreement (in each case inclusive), except as set forth on Schedule 2.5(b), such Equity Seller has complied with the provisions of paragraph (a) above in all respects as if such provisions also applied, mutatis mutandis, in respect of and by reference to such period.
(c)    From and after the date hereof until the earlier of the Closing or the termination of this Agreement, each Equity Seller severally (and solely as to such Equity Seller) undertakes to promptly give notice in writing to Purchaser of any payment, transaction or arrangement of which it is aware that constitutes a breach of Sections 2.5(a) and 2.5(b) (a “Leakage”) setting forth in reasonable detail the specific nature and amount of such Leakage. In the event of the occurrence of any such Leakage at any time from the Effective Time up to (and including the Closing Date) and only if the Closing occurs, such Equity Seller shall be severally liable to promptly repay to Purchaser on demand in cash on a Dollar for Dollar basis an amount equal to such Leakage, together with interest thereon at the Locked Box Interest Rate from and including the date of the Leakage to and including the actual date of payment notwithstanding, but without duplication of, any payment to be made by such Equity Seller to the Purchaser pursuant to Article VIII for all other Losses incurred by the Purchaser as a result of such Leakage.
(d)    The provisions of Section 8.4 shall not apply so as to limit the liability of any Equity Seller under this Section 2.5. No claim may be asserted pursuant to this Section 2.5 following the earlier of the date that is (i) fourteen (14) days after Euronext receives the report of Euronext’s independent auditors with respect to Euronext’s financial statements as of, and for the year ended, December 31, 2017, and (ii) February 28, 2018 (the “Leakage Claim Cutoff Date”). Any claim timely asserted pursuant to this Section 2.5 in accordance with the preceding sentence shall automatically be forever released, waived, discharged and compromised unless an arbitration proceeding with respect to such claim shall have been commenced no later than the date that is six (6) months after the Leakage Claim Cutoff Date. Notwithstanding anything to the contrary, no Person shall have any Liability under this Section 2.5 unless the Closing shall have occurred.
2.6    Closing Date.
The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Watson Farley & Williams located at 250 West 55th Street, New York, New York 10019 (or at such other place as the parties may designate in writing), or by remote exchange of documents, at 10:00 a.m. (New York City time) on a date to be specified by the parties thereto (the “Closing Date”), which date shall be no later than the fourth Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.
2.7    Deliveries Prior to the Closing Date; Certain Waivers and Terminations.
(a)    No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser:
(i)    the pay-off letters or invoices in respect of Company Transaction Expenses and the certificate setting forth Company Transaction Expenses, pursuant to Section 6.13; and
(ii)    Joinder Agreements duly executed by holders of shares of capital stock of the Company and/or Options such that not less than 98.9% of the Fully Diluted Shares are held by Persons who (A) are parties to this Agreement as signatory hereto, or (B) have executed a Joinder Agreement.
(b)    The Company hereby waives, effective immediately prior to the Closing, any right of first refusal it may have to purchase any of the Shares or any Option held by any Option Holder, including pursuant to any terms of any stock grants, and hereby consents to the terms of this Agreement.
(c)    The Company and each Seller hereby waives with respect to the transactions contemplated hereby all provisions otherwise applicable to such transactions under any Current Stockholder Agreement (to the extent it is a party thereto) and waives with respect to the transactions contemplated hereby all provisions otherwise applicable to such transactions under any document, agreement or grant relating to a stock or option issuance or grant, such as a restricted stock grant agreement, option agreement, the 2012 Stock Option and Incentive Plan, or a settlement agreement (including, in each case, any rights of first offer, rights of first refusal, preemptive rights, rights relating to purchase price, requirements relating to the composition of the Board of Directors, requirements relating to the form of original stock certificates, requirements to obtain an opinion from outside counsel or “no action letter” from any Governmental Body, and transfer restrictions such as prior approval of the Board of Directors and restrictions related to direct competitors).
(d)    Galinov hereby waives any rights that he may have to cause the Company to issue up to an additional 3,500,000 shares of Common Stock of the Company pursuant to the Company’s 2012 Stock Option and Incentive Plan for so long as this Agreement has not been terminated, and if Closing occurs, permanently waives effective immediately prior to the Closing all of such rights.
(e)    The Company and Galinov hereby agree that the Amended and Restated Restricted Stock Grant Agreement, dated December 4, 2012, between Galinov and the Company shall automatically terminate as of immediately prior to the Closing, and Galinov hereby waives any and all rights thereunder for so long as this Agreement has not been terminated.
(f)    The Company and each Seller party to any Current Stockholder Agreement hereby agree that such Current Stockholder Agreement shall automatically terminate as of immediately prior to the Closing.
(g)    Each Seller party to any of the following agreements, and the Company with respect to any of the following agreements to which any Seller is party, hereby agrees that such agreement shall automatically be amended immediately prior to the Closing to remove any repurchase right by the Company, fully vest all Shares referenced therein, remove any restrictions on transfer provided therein, and remove any repurchase right, forced sale right or other potential clawback or other right by any Person other than the holder thereof to cause any Shares referenced therein to be transferred or cancelled: (i) the restricted stock grant agreement dated August 6, 2012, by and between the Company and Oleg Mozorov, (ii) the restricted stock grant agreement dated August 27, 2012, by and between the Company and Vladimir Tkach, (iii) the restricted stock grant agreement dated August 27, 2012, by and between the Company and Shi Lim Kwan, (iv) the restricted stock grant agreement dated August 27, 2012, by and between the Company and Vladimir Shchutskiy, (v) two separate restricted stock grant agreements dated December 4, 2012, by and between the Company and Vladislav Rysin, (vi) the restricted stock grant agreement dated December 4, 2012, by and between the Company and Dmitri Galinov, (vii) the restricted stock grant agreement dated February 20, 2013, by and between the Company and Vladimir Tkach, (viii) the restricted stock grant agreement dated February 20, 2013, by and between the Company and Vladimir Shchutskiy, (ix) the restricted stock grant agreement dated February 20, 2013, by and between the Company and Shi Lim Kwan, (x) the restricted stock grant agreement dated February 20, 2013, by and between the Company and Oleg Mozorov, (xi) the restricted stock grant agreement dated May 28, 2014, by and between the Company and Jay Patel, and (xii) the stock restriction agreement dated December 29, 2016, by and between the Company and Suresh Attal).
2.8    Deliveries on the Closing Date.
(a)    At the Closing, each Seller shall deliver to Purchaser, as applicable:
(i)    in the case of an Institutional Equity Seller, copies of resolutions, certified by authorized person of such Institutional Equity Seller as to the authorization by such Equity Seller of this Agreement and all of the transactions contemplated hereby;
(ii)    in the case of a Selling Stockholder, original stock certificates (or affidavits of loss in lieu thereof along with an instrument of transfer to Purchaser, so long as such affidavits are reasonably acceptable to Purchaser and are accepted by the Board of Directors prior to Closing, and the Board of Directors directs the Company to issue a replacement stock certificate to Purchaser in accordance therewith) representing such Selling Stockholder’s Shares, duly endorsed in blank or accompanied by stock transfer powers and otherwise sufficient to transfer such Selling Stockholder’s Shares to Purchaser free and clear of all Liens (other than restrictions under securities Laws); and
(iii)    in the case of a holder of shares of Preferred Stock, a certification of such holder to Purchaser that such holder has not set a time or event upon which outstanding Preferred Stock will automatically convert to Common Stock, nor has it elected that its Preferred Stock shall be convertible to Non-Voting Common Stock.
(b)    At the Closing, the Company shall deliver to Purchaser:
(i)    copies of resolutions, certified by the Secretary of the Company, as to the termination of the Company Option Plan, in accordance with Section 6.10, and a document terminating the Company Option Plan except to the extent of existing options not being purchased pursuant hereto;
(ii)    copies of the termination agreements and releases referenced in Section 6.11;
(iii)    a certificate of good standing dated not more than five Business Days prior to the Closing Date with respect to the Company issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of New York;
(iv)    a certification by the Company, in form and substance satisfactory to Purchaser, that the Shares are not United States real property interests for purposes of Sections 897 and 1445 of the Code;
(v)    the executed version of the Amendment to the CrossFinder License Agreement;
(vi)    if the Person named on Schedule 2.8(b)(vi) (the “Specified Person”) is a Seller, an opinion of counsel, reasonably acceptable to Purchaser, which opinion provides that the sale and transfer of securities contemplated hereby by the Specified Person are exempt from registration under the Securities Act of 1933, as amended, provided that counsel is entitled to rely on the representations and warranties of this Agreement;
(vii)    a duly executed New York Landlord Consent; and
(viii)    an updated stock ledger of the Company reflecting the transfer to Purchaser of the Selling Stockholders’ Shares and a new stock certificate reflecting the ownership by Purchaser of all the Selling Stockholders’ Shares.
(c)    At the Closing, Purchaser shall deliver to the Seller Representative copies of resolutions, certified by the Secretary of Purchaser as to the authorization of this Agreement and all of the transactions contemplated hereby.
Article III

REPRESENTATIONS AND WARRANTIES OF EACH EQUITY SELLER
Each Equity Seller, severally and not jointly (solely as to such Equity Seller), hereby represents and warrants to Purchaser that, except as set forth in the Schedules:
3.1    Organization and Good Standing.
Such Equity Seller is either (a) a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted, or (b) an individual.
3.2    Authorization of Agreement.
Such Equity Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by such Equity Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Equity Seller is an Institutional Equity Seller, the execution, delivery and performance by such Equity Seller of this Agreement and each of the Seller Documents, and the consummation by such Equity Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required corporate or limited liability company action on the part of such Equity Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Equity Seller and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Equity Seller, enforceable against such Equity Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by such Equity Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Equity Seller with any of the provisions hereof or thereof will (i) conflict with, or (ii) result in any violation of or default (with or without notice or lapse of time, or both) under, or (iii) give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or (iv) give rise to any obligation of such Equity Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or (v) result in the creation of any Liens (other than Permitted Exceptions) upon any of the properties or assets of such Equity Seller under any provision of (A) if such Equity Seller is an Institutional Equity Seller, the certificate of incorporation or by-laws or comparable organizational documents of such Equity Seller; (B) any Contract, or Permit to which such Equity Seller is a party or by which any of the properties or assets of such Equity Seller are bound; (C) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 3.3(b), any Order applicable to such Equity Seller or by which any of the properties or assets of such Equity Seller are bound; or (D) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 3.3(b), any applicable Law, except, in the case of clauses (B), (C) and (D) of this Section 3.3(a), as would not reasonably be expected to impair or delay in any material respect the ability of such Equity Seller to consummate the transactions contemplated hereby or perform its obligations hereunder.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of such Equity Seller in connection with the execution and delivery of this Agreement and of the Seller Documents, or the compliance by such Equity Seller with any of the provisions hereof, or the consummation by such Equity Seller of the transactions or the taking by such Equity Seller of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the Antitrust Laws, and (ii) satisfaction of the CFIUS Condition.
3.4    Ownership and Transfer of Shares.
Such Equity Seller is the record and beneficial owner of the Options and Shares and Retained Shares indicated as being owned by such Equity Seller on Exhibit A, free and clear of any and all Liens (other than restrictions under applicable securities Laws and the Current Stockholder Agreements). Such Equity Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement and has good and valid title to such Shares and Retained Shares, free and clear of any and all Liens (other than restrictions under applicable securities Laws and the Current Stockholder Agreements). Except as set forth on Schedule 3.4, the Equity Seller is not a party to any voting trust, irrevocable proxy, voting agreement or other Contract or understanding with respect to any of the shares of Common Stock or to any agreement relating to the voting, issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.
3.5    Litigation.
There is no Legal Proceeding pending or, to the actual knowledge of such Equity Seller (without the imposition of any obligation of inquiry on the part of such Equity Seller), threatened against such Equity Seller or to which such Equity Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby that would affect the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
3.6    Financial Advisors.
Except as set forth on Schedule 3.6, (a) no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Equity Seller in connection with the transactions contemplated by this Agreement and (b) no Person is or will be entitled to any fee or commission or like payment in respect of so acting.
3.7    Compliance with Securities Laws.
Neither such Equity Seller nor any Person acting on behalf of such Equity Seller has offered for sale any of the Shares, Retained Shares or Options by any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, the internet or similar media or broadcast over television, radio, or the internet; and (2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) nor has it seen or been aware of any activity that, to its knowledge, constitutes such a general solicitation or general advertising.
Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Purchaser that, except as set forth in the Schedules:
4.1    Organization and Good Standing.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Schedule 4.1 sets forth an accurate, true and complete list of the jurisdictions in which the Company is duly qualified or authorized to do business as a foreign corporation and is in good standing, which are all of the jurisdictions in which the Company owns or leases real property or in which the conduct of the Company’s business or the ownership of its properties requires such qualification or authorization, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not been material to the Company. The Company has never undergone a “Deemed Liquidation Event” (as defined in the Company’s certificate of incorporation).
4.2    Authorization of Agreement.
The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.2, the execution, delivery and performance by the Company of this Agreement and each of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required corporate action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery each other party thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
4.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with, or (ii) result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or (iii) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or (iv) give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or (v) result in the creation of any Liens (other than Permitted Exceptions) upon any of the properties or assets of Company under, any provision of (A) the certificate of incorporation or by-laws of the Company; (B) any Specified Contract, or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (C) subject to compliance with the requirements specified in clauses (A) and (B) of Section 4.3(b), any Order applicable to the Company or any of the properties or assets of the Company; or (D) subject to compliance with the requirements specified in clauses (A) and (B) of Section 4.3(b), any applicable Law, except, in the case of clauses (B), (C) and (D) of this Section 4.3(a), as would not reasonably be expected to be material to the Company.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, or the compliance by the Company with any of the provisions contemplated hereby and thereby, or the consummation by the Company of the transactions or the taking by the Company of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, except (in the case of each of the foregoing clauses (i) and (ii)) for (A) compliance with the applicable requirements of the Antitrust Laws, and (B) satisfaction of the CFIUS Condition and (C) such other consents, waivers, approvals, Orders, Permits or authorizations of, or declarations or filings with, or notifications which, if not obtained or made, would not reasonably be expected to be material to the Company.
4.4    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 25,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), (ii) 2,000,000 shares of Class A Non-Voting Common Stock, $0.001 par value (the “Class A Non-Voting Common Stock”), (iii) 4,035,807 shares of Non-Voting Common Stock, par value $0.001 per share (the “Non-Voting Common Stock”), and (iv) 17,505,715 shares of preferred stock, $0.001 par value per share ((the “Preferred Stock”), which is further divided into 14,000,000 authorized shares of Series A-0 Convertible Preferred Stock, 1,950,055 authorized shares of Series A-1 Convertible Preferred Stock, 919,114 authorized shares of Series A-2 Convertible Preferred Stock and 636,546 authorized shares of Series A-3 Convertible Preferred Stock. As of the date hereof, there are 3,654,802 shares of Common Stock issued and outstanding, 130,206 shares of Non-Voting Common Stock issued and outstanding, 13,526,522 shares of Series A-0 Convertible Preferred Stock issued and outstanding and 450,013 shares of Series A-3 Convertible Preferred Stock issued and outstanding, and no other shares of capital stock of the Company are issued and outstanding. All of the issued and outstanding shares of Common Stock, Non-Voting Common Stock and Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. As of the date hereof, all of the outstanding shares of Common Stock, Non-Voting Common Stock and Preferred Stock are owned of record by the holders and in the respective amounts as are set forth on Exhibit A. As of the date hereof, there are no shares of capital stock of the Company that are issued and outstanding, other than as set forth on Exhibit A. As of the date hereof, there are no shares of capital stock of the Company held as treasury stock.
(b)    Exhibit A sets forth, as of the date hereof, the holders of Options and the respective number of shares of Common Stock subject to each outstanding Option, and the applicable exercise price, expiration date and vesting date. Except for Options described in Exhibit A, there is no existing option, warrant, call, right, commitment or Contract to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in Exhibit A, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of, or other equity interests in, the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Exhibit A, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company may vote. Except as set forth on Schedule 4.4(b), the Company is not a party to any Contract with respect to the voting, issuance, sale, redemption, transfer or other disposition of the capital stock of the Company. All of the shares to be issued pursuant to the Options were duly authorized, and if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable, and not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.
(c)    None of the holders of Preferred Stock has set a time or event upon which outstanding Preferred Stock will automatically convert to Common Stock in accordance with the Company’s certificate of incorporation, and none of the holders of Preferred Stock has provided notice to the Company or otherwise elected that its Preferred Stock shall be convertible to Non-Voting Common Stock.
(d)    None of the holders of Common Stock has elected to convert any of its Common Stock into Non-Voting Common Stock.
(e)    The Company does not have any Subsidiaries.
4.5    Subsidiaries.
The Company has never had any Subsidiaries and, except as set forth on Schedule 4.5, the Company neither directly nor indirectly, (a) owns or otherwise controls, (b) has agreed to purchase or otherwise acquire or (c) holds any interest convertible into or exchangeable for, any capital stock or other equity interest of any other Person. Any entity referenced on Schedule 4.5 has never conducted any business or transactions in any respect whatsoever, and does not and has never owned any assets, and does not have and has never had any liabilities, and is in the process of being wound up or dissolved.
4.6    Corporate Records.
(a)    Schedule 4.6(a) sets forth true, correct and complete copies of the certificate of incorporation and by-laws of the Company in each case as amended and in effect on the date hereof, including all amendments thereto. The Company is not operating in violation of its certificate of incorporation or by-laws.
(b)    Except as set forth on Schedule 4.6(b), the minute books of the Company previously made available to Purchaser contain in all material respects true, correct and complete records of all meetings and such records accurately reflect in all material respects all corporate action of the stockholders and board of directors. The stock certificate books and stock transfer ledgers of the Company last made available to Purchaser are in all material respects true, correct and complete.
4.7    Financial Statements.
(a)    Schedule 4.7(a) sets forth true, correct and complete copies of (i) the audited balance sheets of the Company as at December 31, 2014, 2015 and 2016 and the related audited statement of operations, statement of stockholders’ equity and statement of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at March 31, 2017 and the related statement of operations, statement of stockholders’ equity and statement of cash flows of the Company for the three month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied by the Company and presents fairly in all material respects the financial position, results of operations, profits and loss and cash flows of the Company as at the dates and for the periods indicated therein, except that the Financial Statements described in clause (ii) of the definition thereof do not contain footnotes and are subject to normal year-end adjustments. The audited balance sheet of the Company as at December 31, 2016 is referred to herein as the “Balance Sheet” and December 31, 2016 is referred to herein as the “Balance Sheet Date.”
(b)    The Company makes and keeps all books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of its respective assets. All books, records and accounts of the Company in all material respects are accurate and complete and are maintained in accordance with all applicable Laws. The Company maintains a system of internal accounting control sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
4.8    No Undisclosed Liabilities.
The Company has no Indebtedness or Liabilities of any kind, whether direct or indirect, accrued, matured or unmatured, known or unknown or absolute, contingent or otherwise, and whether due or to become due, other than those (i) reflected on the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) not required to be reflected in the liabilities column of, or disclosed in the footnotes to, a balance sheet prepared in accordance with GAAP or otherwise not material to the Company, or (iv) constituting Company Transaction Expenses.
4.9    Absence of Certain Developments.
Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company has conducted its business in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth on Schedule 4.9:
(i)    there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;
(ii)    there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in the Company (except for the acquisition of shares of capital stock of the Company (A) in full or partial payment of the exercise price and any applicable Taxes pursuant to the exercise, vesting or settlement of Options or restricted shares of the Company’s capital stock, (B) pursuant to the forfeiture of Options or restricted shares of the Company’s capital stock or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company);
(iii)    except as (a) disclosed in the Financial Statements or (b) as has not resulted in payments by the Company in excess of $300,000 in the aggregate for an individual, the Company has not (1) awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2016, except to the extent accrued on the balance sheet of the Company as of December 31, 2016 included in the Financial Statements, (2) entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement), (3) agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, consultants, agents or representatives or (4) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, consultants, agents or representatives;
(iv)    there has not been any change by the Company in accounting reporting principles, methods or policies;
(v)    the Company has not made or rescinded any material election relating to Taxes, settled or compromised any claim, audit or controversy relating to Taxes, or except in the Ordinary Course of Business or as may be required by applicable law, made any material change to any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its most recently filed income Tax Returns;
(vi)    the Company has not entered into any Contract involving fixed fee payments in excess of $100,000 for 2017 other than in the Ordinary Course of Business;
(vii)    the Company has not failed to promptly pay and discharge current liabilities of more than $100,000 individually except where disputed in good faith by appropriate legal proceedings;
(viii)    the Company has not made any loans, advances or capital contributions to (other than advances to employees or consultants of the Company in the Ordinary Course of Business), or investments in, any Person;
(ix)    the Company has not (A) subjected to any Lien, except for Permitted Exceptions, any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;
(x)    except in the Ordinary Course of Business, the Company has not (A) canceled any debt, (B) settled any claim or (c) waived or released any material right of the Company;
(xi)    the Company has not made or committed to make any capital expenditures or capital additions or betterments (excluding, for the avoidance of doubt, capitalized compensation costs) in excess of $100,000 individually or $250,000 in the aggregate;
(xii)    the Company has not issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business) in an amount in excess of $100,000 in the aggregate ;
(xiii)    the Company has not granted and has not been granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;
(xiv)    the Company has not instituted or settled any Legal Proceeding; and
(xv)    the Company has not agreed to do anything set forth in this Section 4.9.
4.10    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes payable by or on behalf of the Company have been fully and timely paid. The unpaid Taxes of the Company for taxable periods (or portions thereof) through the Effective Time do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet. All unpaid Taxes of the Company for all taxable periods (or portions thereof) commencing after the Effective Time arose in the Ordinary Course of Business.
(b)    The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under all applicable Laws.
(c)    The Company has made available to Purchaser complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to all taxable periods beginning on or after January 1, 2012 and (ii) any audit report issued since January 1, 2012 relating to any Taxes due from or with respect to the Company.
(d)    No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.
(e)    All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of the Company have been fully paid, and there are no other audits or, to the Knowledge of the Company, investigations by any Taxing Authority in progress, nor has the Company received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent taxable period.
(f)    The Company has not (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of Taxes, which extension is still in effect, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any adjustment under Section 481 of the Code or any similar provision of Law as a result of a change in accounting methods made prior to the Effective Time.
(g)    The Company has never been a party to a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
(h)    With the exception of customary commercial leases or other Contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, the Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing.
(i)    The Company is not a party to any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code in connection with the transactions contemplated by this Agreement.
(j)    The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(k)    There are no liens as a result of any unpaid Taxes upon any of the assets of the Company, other than liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings.
(l)    The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.
(m)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(n)    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(o)    Except as set forth on Schedule 4.10(o), the Company has not, nor has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(p)    Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) no representation or warranty is made by the Equity Sellers or the Company in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 4.9(v) and this Section 4.10, (ii) the representations and warranties of the Company in this Section 4.10 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Company in any taxable period (or portion thereof) beginning after the Effective Time.
4.11    Real Property.
(a)    The Company does not own in fee any real property. Schedule 4.11(a) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, the real property leased pursuant thereto being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon are sufficient for conduct of the Company’s business as currently conducted. None of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has made available to Purchaser true, correct and complete copies the Real Property Leases, together with all amendments, modifications or supplements, and guarantees, if any, relating thereto.
(b)    The Company, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. The Company is not in material default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default. Since January 1, 2016, the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in material default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto. All amounts due and payable by the Company under the Real Property Leases through the Closing Date have been, or will be, fully paid on or prior to the Closing Date.
(c)    The Company has all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Property the absence of loss of which would be material to the Company, and the Company has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has, since January 1, 2016, occurred in the due observance of any such certificate of occupancy or Permit.
(d)    Since January 1, 2016 until the date hereof, the Company has not received has received any notice, written, or, to the Knowledge of the Company, oral of the intention of any Governmental Body to take or use all or any part of any Company Property.
(e)    Since January 1, 2016 until the date hereof, the Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.
(f)    The Company does not own, or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
4.12    Tangible Personal Property.
(a)    The Company has good and valid title to, or a valid, binding and enforceable leasehold interest or other right to use, all of the material items of tangible personal property used by the Company, free and clear of any and all Liens, other than the Permitted Exceptions. All such material items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.
(b)    Schedule 4.12(b) sets forth an accurate, true and complete list of each lease of tangible personal property, together with all amendments, modifications or supplements thereto, involving annual payments in excess of $100,000 by the Company relating to a material item of tangible personal property used by the Company (“Personal Property Leases”). All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has made available to Purchaser true, correct and complete copies of the Personal Property Leases.
(c)    Each of the Personal Property Leases is in full force and effect and, since January 1, 2016, the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.
4.13    Technology and Intellectual Property.
(a)    Schedule 4.13(a) sets forth a complete and accurate list of (i) all pending applications and registration for Intellectual Property owned by the Company in connection with its business, including (A) each issued patent owned by the Company, (B) each pending patent application filed by or on behalf of the Company, (C) each trademark registration, service mark registration, and copyright registration owned by the Company, (D) each pending application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company, and (E) each domain name registered by or on behalf of the Company and (ii) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company in connection with its business. Schedule 4.13(a) shall also set forth a complete and accurate list of all intellectual property of the Company not included in the foregoing but nevertheless material to the business of the Company. For the purposes of this Section 4.13(a), "material" shall refer to what a reasonable investor would consider significant in making an investment decision in the Company.
(b)    To the Knowledge of the Company, except as disclosed in Schedule 4.13(b), the Company owns all right, title and interest in and to all Intellectual Property required to be set forth on Schedule 4.13(a). All such Intellectual Property is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect. Except as set forth in Schedule 4.13(a), there are, as of the date of this Agreement, no filings, payments or similar actions that must be taken by the Company within 120 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.
(c)    Except as set forth on Schedule 4.13(c), to the Knowledge of the Company, the Company owns all right, title and interest in and to, or has valid and continuing rights to use, sell and license, all Intellectual Property used in the conduct of the business and operations of the Company as presently conducted, free and clear of all Liens or obligations to others. To the Knowledge of the Company, the business and operations of the Company, its Intellectual Property, its products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.
(d)    Except with respect to licenses of Software (i) generally available for an annual or one-time license fee of no more than $10,000 per copy or seat, (ii) distributed as “freeware” or (iii) distributed via Internet access without charge and for use without charge, Schedule 4.13(d) sets forth a list, complete and accurate as of the date of this Agreement, of all agreements pursuant to which the Company licenses in or otherwise is authorized to use all Intellectual Property used in the conduct of the business and operations of the Company as presently conducted. The Company has made available to Purchaser correct, complete and current copies of all such agreements. Except pursuant to the agreements described in clause (i) above or identified on Schedule 4.13(d), the Company is not required, obligated, or under any liability whatsoever to make any payments, to any third party with respect to any Intellectual Property used in the conduct the business and operations of the Company as presently conducted.
(e)    Except as set forth on Schedule 4.13(e), neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the conduct of the business and operations of the Company as presently conducted will result in the Company granting to any third party any right to any Intellectual Property owned by, or licensed to, the Company. Immediately following the Closing, the Company will have the right to exercise all of its current rights under agreements granting rights to the Company with respect to Intellectual Property of a third party to the same extent and in the same manner it would have been able to had the transaction contemplated by this Agreement not occurred, and without the payment of any additional consideration (that would not otherwise have been due but for such transaction) as a result of such transaction and without the necessity of any third party consent as a result of such transaction.
(f)    Schedule 4.13(f) (as modified by Updated Schedule 4.13(f)) sets forth a complete and accurate list as of the date hereof of all agreements pursuant to which the Company has licensed or sublicensed to a third party for any purpose any Intellectual Property owned or exclusively licensed by the Company other than agreements entered into with clients or liquidity providers in the Ordinary Course of Business. Schedule 4.13(f) (as modified by Updated Schedule 4.13(f)) further sets forth a complete and accurate list as of the date hereof of all agreements to which the Company is a party (other than agreements entered into in the Ordinary Course of Business) (i)  limiting its ability to use or exploit fully any Intellectual Property owned by the Company or (ii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property of a third party. The Company has made available to Purchaser true, correct and complete copies of each agreement set forth on Schedule 4.13(f), together with all amendments, modifications or supplements thereto.
(g)    The Company has not, during the past three (3) years, (i) transferred ownership of, (ii) granted any exclusive license of or right to use, or (iii) authorized joint ownership of any Intellectual Property owned by the Company.
(h)    To the Knowledge of the Company, all of the material Intellectual Property owned by the Company is valid and enforceable. Except as set forth in Schedule 4.13(h), the Company has not, during the three (3) year period ended on the date hereof, brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to the Company’s satisfaction) against any Person for infringing or misappropriating any Intellectual Property owned by the Company, nor is there any basis for any such action, suit or proceeding.
(i)    Except as set forth in Schedule 4.13(i), there is no action, suit, proceeding, hearing, investigation, written notice or complaint pending or, to the Knowledge of the Company, threatened in writing, by any third party before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of Company’s Intellectual Property, nor, to the Knowledge of the Company, has any claim or demand been made by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property owned by the Company or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by the Company of any Intellectual Property of any third party.
(j)    Schedule 4.13(j) sets forth a complete and accurate list as of the date hereof of (i) all Software and computer hardware (other than “off the shelf” hardware and Software that is generally commercially available) that is owned by the Company and (ii) all Software and computer hardware (other than “off the shelf” hardware and Software that is generally commercially available) that is not exclusively owned by the Company and is used in the Business of the Company, excluding Software generally available for an annual license fee of no more than $250,000. Immediately after the Closing, (x) all Software and computer hardware (other than “off the shelf” hardware that is generally commercially available) currently owned exclusively by the Company will continue to be owned exclusively by the Company, (y) the Company will have the same continuing rights to use all Software and computer hardware (other than “off the shelf” hardware and Software that is generally commercially available) that is not currently exclusively owned by the Company and is currently used in the Business and (z) the Software and computer hardware exclusively owned, or licensed, by the Company are sufficient for the conduct of the Business as presently conducted.
(k)    There are no agreements between the Company and any third party relating to any Intellectual Property of the Company or any third party under which there is, as of the date of this Agreement, any material dispute regarding the scope or performance of such agreement.
(l)    None of the Company’s Intellectual Property is subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or affects the validity, use or enforceability of any such Intellectual Property.
(m)    The Company has taken reasonable measures to protect the confidentiality of all trade secrets owned by the Company that are material to its businesses as currently conducted. The Company has executed valid written agreements with all of its past and present employees who have contributed to the development of Intellectual Property pursuant to which such employees have assigned to the Company all their rights in and to all Intellectual Property they may develop in the course of their employment and agreed to hold all trade secrets and confidential information of the Company in confidence both during and after their employment. The Company has executed valid written agreements with all past and present consultants and independent contractors who have been retained in connection with the development of Intellectual Property by which the consultants and independent contractors have assigned to the Company all their rights in and to such Intellectual Property and agreed to hold all trade secrets and confidential information of the Company in confidence both during and after the term of their engagements. No trade secrets or other confidential information owned by the Company that are material to its businesses as currently conducted that the Company intended to retain in confidence have been disclosed or authorized to be disclosed by the Company to any of its employees or any third party other than pursuant to a written non-disclosure or confidentiality agreement. To the Knowledge of the Company, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.
(n)    Except as set forth on Schedule 4.13(n), no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property. Except as set forth on Schedule 4.13(n), no current or former employee, consultant or independent contractor of the Company who contributed to the creation or development of any Intellectual Property owned by the Company has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
(o)    Except as set forth on Schedule 4.13(o), no public library or open source licensed Software, including, but not limited to, any version of any Software licensed pursuant to any GNU public license, is integrated into, combined with, incorporated in, or bundled with, any Software owned or licensed by the Company that is incorporated into or utilized by any products or services of the Company where, as a result of the use of such open source or public library licensed Software, the Company is obligated to make available to third parties the source code for the proprietary Software owned or licensed by the Company that is incorporated into such products or services.
(p)    To the Knowledge of the Company, none of the Software owned or licensed by the Company contains any program routine, device, or other undisclosed feature, including a time bomb, virus, drop-dead device, malicious logic, worm, trojan horse, bug, keylogger, error, defect, trap door, or other malware of any kind that is designed to delete, disable, deactivate, interfere with, or otherwise harm the Software or the hardware, data, or computer programs or codes of a user of such Software, or that is designed to provide access or produce modifications not authorized by such user.
(q)    Except as set forth on Schedule 4.13(q), the information technology systems of the Company, including the relevant Software and hardware, are adequate for the Company’s business as presently conducted. The information technology systems of the Company have not suffered any material failure during the past three (3) years.
(r)    The information technology systems of the Company are reasonably secure against intrusion, commensurate with the representations made within client contracts and in compliance in all material respects with applicable Law. To the Knowledge of the Company, the Company has not suffered any security breaches during the past three (3) years that have resulted in a third party obtaining access to any confidential information of the Company, or any of their customers or suppliers. The Company has no pending legal or regulatory, letters of inquiry, claims, proceedings or cases, or, to the Knowledge of the Company, investigations regarding the Company’s data security. To the Knowledge of the Company, the Company is not under audit or examination by any of its clients, business partners or Governmental Body concerning its data security.
(s)    The Company is in compliance in all material respects with any posted privacy policies and any Laws or regulations relating to personally identifiable information.
4.14    Material Contracts.
(a)    Schedule 4.14(a) (as modified by Updated Schedule 4.14(a)) lists, by reference to the applicable subsection of this Section 4.14(a), any of the following Contracts to which the Company is a party or by which the Company or its respective assets or properties are bound (collectively, the “Material Contracts”):
(i)    Contracts with any Equity Seller or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company other than with respect to employment and compensation;
(ii)    Collective bargaining Contracts or other Contracts with any labor union or employee representative of a group of employees relating to wages, hours or other conditions of employment;
(iii)    Contracts providing for (A) the acquisition of any operating business (including by stock) of any other Person by, or (B) the sale, assignment, license, transfer, conveyance, lease or other disposition of any significant portion of the properties or assets of, the Company;
(iv)    Contracts providing for the establishment or operation of joint ventures, strategic alliances or partnerships;
(v)    Specified Contracts (A) containing any non-competition, non-solicitation or exclusive dealing agreements or other agreement or obligation which limit or restrict the right of the Company to solicit customers or the manner in which, or the localities in which, all or any portion of the Company’s business is or may be conducted, (B) granting any right of exclusive dealing or first refusal or right of first offer or similar right that limits the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of, any assets of the Company or the Business, or (C) containing any “change in control” or similar provision implicated by the transactions contemplated by this Agreement;
(vi)    Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;
(vii)    Contracts providing for the incurrence, assumption or guarantee of any Indebtedness in excess of $100,000 or imposing a Lien (other than a Permitted Exception) on any of the material assets of the Company;
(viii)    all fixed fee Contracts with customers or suppliers (excluding employees and consultants) providing for payments by or to the Company in excess of $100,000 for 2017;
(ix)    Contracts under which the Company has made advances or loans to any other Person (other than draws by, or advances to, employees or consultants in the Ordinary Course of Business);
(x)    Contracts providing for severance, retention, change in control or other similar payments;
(xi)    Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $200,000;
(xii)    material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice; and
(xiii)    outstanding Contracts of guaranty or surety by the Company.
(b)    Each of the Material Contracts, except to the extent it has previously expired in accordance with its terms, is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by the Company, or, to the Knowledge of the Company, any other party thereunder. As of the date hereof, except as set forth on Schedule 4.14(b), (i) no party to any of the Material Contracts has exercised any termination rights with respect thereto, and (ii) no party has given written notice of any significant dispute with respect to any Material Contract. The Company has made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
4.15    Employee Benefits Plans.
(a)    All “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039(D) of the Code and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, paid time off, holiday, fringe benefit, supplemental unemployment, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees, retirees, independent contractors or consultants (or their spouses or dependents) of the Company (the “Employees”), written or unwritten, funded or unfunded and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder or has any Liability (the “Title IV Plans”) shall, with the exception of any such arrangements maintained outside the United States to comply with government mandated benefits, be referred to as the “Company Plans”. Schedule 4.15(a) sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA. All representations and warranties with respect to Company Plans that are maintained through any professional employer organization, leasing, or outside staffing arrangements are to the Knowledge of the Company, without regard to whether this limitation is stated in the particular representation and warranty.
(b)    Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts, custodial agreements or other funding arrangements, and amendments thereto; (ii) the Form 5500 filings for the last three (3) years and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; (vi) written descriptions of all non-written plans, arrangements or agreements relating to the Company Plans or comprising a Company Plan; and (vii) copies of material notices, letters or other correspondence from the IRS, Department of Labor or Pension Benefit Guaranty Corporation which relate to any of the Company Plans.
(c)    Since January 1, 2015, the Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder), the Patient Protection and Affordable Care Act and Health Insurance Portability and Accountability Act and other applicable Federal and state Laws and regulations, and neither the Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is reasonably likely to result in material liability for the Company. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan for which liability the Company is responsible. To the Knowledge of the Company, the Company is not liable for any penalty or excise taxes which are assessable under the Patient Protection and Affordable Care Act. To the Knowledge of the Company, each individual who is classified as an independent contractor or in any other non-employee classification by the Company or ERISA Affiliate has been properly classified for purposes of participation and benefit accrual under each Company Plan.
(d)    The Company Plans intended to qualify under Section 401 of the Code have received a determination, opinion, or advisory letter to the effect that they are so qualified and that any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt (or the remedial period for applying for such letter remains open) or are covered by volume submitter or prototype plans for which no employer level filing is required, and, since January 1, 2015, nothing has occurred with respect to the operation of such Company Plans that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.
(e)    Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.
(f)    The Company does not maintain or have any liability or obligation with respect to any nonqualified defined contribution or defined benefit plan
(g)    All material contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all material contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP, where required, were duly and fully provided for on the Balance Sheet through the date it provides. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code. No reportable event as defined in Section 4043 or ERISA has occurred with respect to any Title IV Plan.
(h)    There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans. Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.
(i)    There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.
(j)    Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Sections 4062, or 4064 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been paid.
(k)    No liability under any Company Plan that is subject to Section 401 of the Code or Title IV Plan has been funded, nor has any such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.
(l)    None of the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.
(m)    As of the date hereof, the Company has not received written notice of any pending actions, claims, investigations or audits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans with respect to such plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims).
(n)    There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken or are not yet required.
(o)    None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Law, and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.
(p)    Except as set forth on Schedule 4.15(p), neither the execution and delivery of this Agreement or the Seller Documents nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any Employee except as provided in this Agreement, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.
(q)    The Company does not have a legally binding contract, plan or commitment to create any additional Company Plan or to modify any existing Company Plan and no provision of any Company Plan or any ancillary agreement would reasonably be expected to result in any future limitation on the amendment or termination of any Company Plan or any component thereof. Neither the Company nor any ERISA Affiliate has made any commitment or obligation or representation to any employee, consultant, or independent contractor, whether or not legally binding, to adopt amend or modify any Company Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(r)    No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan other than with respect to equity compensation.
(s)    Neither the Company nor any ERISA Affiliate contributes, or has been required to contribute since January 1, 2015, to a multiple employee welfare arrangement as defined in Sections 3(40) of ERISA.
4.16    Employment and Labor.
(a)    Except as set forth on Schedule 4.16(a), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. To the extent that there are labor or collective bargaining agreements, the Company has made available to Purchaser true, correct and complete copies of such agreements listed on Schedule 4.16(a), together with all amendments, modifications or supplements thereto.
(b)    Except as set forth on Schedule 4.16(b), no Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.
(c)    There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees.
(d)    As used herein, the term “Employment Related Laws and Obligations” includes all Law relating to, touching upon or concerning the Company’s employment relationship with its employees or contractors relating to the hiring, firing and treatment of employees, or any legal obligation or duty regarding employment practices, terms and conditions of employment, equal opportunity, non-discrimination, immigration, anti-harassment, anti-retaliation, whistle blowing, compensation, wages, overtime payments, hours, benefits, income tax withholding, the payment of Social Security and other similar Taxes, occupational safety and health, workers compensation, the classification of individuals as contractors or employees, invasion of privacy, defamation and slander, WARN, plant closings or mass layoffs. There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to any alleged violations of, or failure to comply with any Employment Related Laws and Obligations. Further, to the Knowledge of the Company, except as set forth on Schedule 4.16(d), the Company is in compliance in all material respects with all Employment Related Laws and Obligations, is not subject to any material Liability arising out of asserted violations of Employment Related Laws and Obligations, and is not subject to any Order or voluntary agreements regarding compliance with any Employment Related Laws and Obligations. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing.
(e)    Except as set forth on Schedule 4.16(e), all individuals classified as independent contractors, or who are performing services for the Company through a third party entity,  are not employees.
4.17    Litigation.
Except as set forth in Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party. Except as set forth on Schedule 4.17, the Company is not subject to any Order, and the Company is not in material breach or violation of any Order. Except as set forth on Schedule 4.17, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.
4.18    Compliance with Laws; Permits.
(a)    Except as set forth on Schedule 4.18(a), the Company is, and has been during the last three (3) years, in material compliance with all Laws applicable to its business, operations or assets. The Company has not received during the three (3) year period ended on the date hereof written notice from any Governmental Authority alleging that the Company is in, or has been charged with a, material violation of all Laws applicable to its business, operations or assets that remain unresolved. To the Knowledge of the Company, the Company is not under investigation by any Governmental Body with respect to, a material violation by the Company of all Laws applicable to its business, operations or assets.
(b)    Schedule 4.18(b) sets forth an accurate, true and complete list of all Permits which are required for the operation of the business of the Company as presently conducted, in each case the absence or loss which would be material to the Company (“Company Permits”). The Company has all such Permits, and all such Permits are in full force and effect. The Company is not in material default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation, of any term, condition or provision of any Company Permit. There are no Legal Proceedings against the Company pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result, in the suspension, revocation or modification of any Company Permit.
4.19    Environmental Matters.
(a)    The operations of the Company are and, have been during the last three years, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with any Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit. The Company has not received any written notice alleging any violation by the Company of any Environmental Laws.
(b)    The Company is not subject to any pending or, to the Knowledge of the Company, threatened claim or Legal Proceeding alleging that the Company is in violation of any Environmental Law or any Environmental Permit or has any liability under any Environmental Law.
(c)    The Company is not named as a party to any outstanding written order issued by any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.
(d)    There are no environmental audits, studies, reports, analyses, and results of investigations in the possession of the Company that have been performed with respect to real property owned, leased or operated by the Company during the last three (3) years.
(e)    To the Knowledge of the Company, there are no pending or threatened investigations of the businesses or operations of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material liability pursuant to any Environmental Law or Environmental Permit.
(f)    The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Materials or materials of environmental concern are those contained in this Section 4.19.
4.20    Insurance.
The Company has insurance policies in full force and effect. Set forth in Schedule 4.20 is a list, as of the date hereof, of all insurance policies maintained by the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. As of the date hereof, excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy maintained by the Company has been cancelled in the last three years, and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy maintained by the Company during such period. Except as noted on Schedule 4.20, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.
4.21    Related Party Transactions.
Except as set forth in Schedule 4.21, no employee, officer, director, stockholder of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”), except in connection with commercial transactions in the Ordinary Course of Business pursuant to client Contracts, or in connection with employee or consultant relationships in the Ordinary Course of Business, (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, or (iv) to the Knowledge of the Company, has any claim against the Company.
4.22    Customers and Suppliers.
(a)    Schedule 4.22 sets forth a list of the ten (10) largest customers and the five (5) largest suppliers (excluding employees and consultants) of the Company, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2016, showing the approximate total revenue for the Company attributable to each such customer and the approximate total purchases by the Company from each such supplier, during such period.
(b)    Since the Balance Sheet Date until the date hereof, no customer or supplier listed on Schedule 4.22 has notified the Company in writing that such customer or supplier has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company, as of the date hereof no customer or supplier listed on Schedule 4.22 has notified the Company in writing that it will terminate or materially reduce or change the pricing or other terms of its business with the Company.
(c)    Since the Balance Sheet Date, no customer or supplier listed on Schedule 4.22 has notified the Company in writing that such customer or supplier has, as a result of the Company’s breach of an agreement with such customer or supplier, (i) terminated its relationship with the Company or (ii) materially reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company, no customer or supplier listed on Schedule 4.22 has notified the Company in writing that it will, as a result of the Company’s breach of an agreement with such customer or supplier, (i) terminate or (ii) materially reduce or change the pricing or other terms of its business with the Company.
4.23    Banks; Power of Attorney.
Schedule 4.23 contains a complete and correct list, as of the date hereof, of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.23, as of the date hereof, no person holds a power of attorney to act on behalf of the Company.
4.24    Certain Payments.
Neither the Company nor, to the Knowledge of the Company, any agent, director, officer, employee or other person acting on behalf of the Company, has, during the past three (3) years, in the course of its actions for, or on behalf of, the Company (i) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment, in violation of any applicable Anticorruption Law or (ii) made an offer to pay, a promise to pay or a payment or transfer of money or anything else of value, or an authorization of such offer, promise, payment or transfer, directly or indirectly, to any Government Official for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his lawful duties, (C) securing any improper advantage or (D) inducing such Government Official to influence any act or decision of any Governmental Body.
4.25    Full Disclosure.
To the Knowledge of the Company, as of the date hereof no representation or warranty of the Company contained in this Article IV contains an untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make the statements contained herein not misleading.
4.26    Financial Advisors.
Except as set forth on Schedule 4.26, (a) no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Equity Sellers or the Company in connection with the transactions contemplated by this Agreement and (b) no Person is or will be entitled to any fee or commission or like payment for so acting.
4.27    Compliance with Securities Laws.
Neither the Company nor any Person acting on behalf of the Company has offered for sale any of the Shares, Retained Shares or Options by any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, the internet or similar media or broadcast over television, radio, or the internet; and (2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) nor has it seen or been aware of any activity that, to its knowledge, constitutes such general solicitation or general advertising.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND EURONEXT
Purchaser and Euronext, jointly and severally, hereby represent and warrant to the Company and the Equity Sellers that:
5.1    Organization and Good Standing.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Euronext is a company duly organized, validly existing and in good standing under the laws of the Netherlands and has all requisite company power and authority to own, lease and operate its properties and carry on its business
5.2    Authorization of Agreement.
(a)    Purchaser has all requisite power and authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby, including the Escrow Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)    Euronext has all requisite power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Euronext of this Agreement have been duly authorized by all necessary company action on behalf of Euronext. This Agreement has been duly and validly executed and delivered by Euronext and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Euronext, enforceable against Euronext in accordance with its terms, subject to the Bankruptcy and Equity Exception.
5.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by Purchaser or Euronext of this Agreement or, in the case of Purchaser, the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser or Euronext with any of the provisions hereof or, in the case of Purchaser, thereof will (i) conflict with, or (ii) result in any violation of or default (with or without notice or lapse of time, or both) under, or (iii) give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or (iv) give rise to any obligation of such party to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or (v) result in the creation of any Liens (other than Permitted Exceptions) upon any of the properties or assets of such party under any provision of (A) the certificate of incorporation or by-laws or comparable organizational documents of Purchaser or Euronext; (B) any material Contract, or Permit to which Purchaser or Euronext is a party or by which any of the properties or assets of Purchaser or Euronext are bound; (C) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 5.3(b), any Order applicable to such party or by which any of the properties or assets of such party are bound; or (D) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 5.3(b), any applicable Law.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or Euronext in connection with the execution and delivery of this Agreement or, in the case of Purchaser, the Purchaser Documents or the compliance by Purchaser or Euronext with any of the provisions hereof or, in the case of Purchaser, thereof, or the consummation by Purchaser of the transactions or the taking by Purchaser or Euronext of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the Antitrust Laws, (ii) satisfaction of the CFIUS Condition, (iii) if applicable, issuance of the statement of non-objection by Euronext College of Regulators in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (iv) such other consents, waivers, approvals, Orders, Permits or authorizations of, or declarations or filings with, or notifications which, if not obtained or made, would not reasonably be expected to be material to Purchaser or Euronext.
5.4    Litigation.
There are no Legal Proceedings pending or, to the actual knowledge of each of Purchaser and Euronext (without the imposition of any obligation of inquiry on the part of Purchaser or Euronext), threatened against Purchaser or Euronext or to which Purchaser or Euronext is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby that would affect the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
5.5    Availability of Funds.
Purchaser has, on the date of this Agreement, and shall have on the Closing Date sufficient funds available to it to pay the Purchase Price and to enable Purchaser to perform all of its obligations under this Agreement.
5.6    Financial Advisors. Except as set forth on Schedule 5.6, (a) no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or Euronext in connection with the transactions contemplated by this Agreement and (b) no Person is or will be entitled to any fee or commission or like payment in respect of so acting.
5.7    Investment Intent; Accredited Investor. Purchaser is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof. Purchaser acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities Laws or the Laws of any other jurisdiction and cannot be resold without registration under such Laws or an exemption therefrom. Purchaser further acknowledges that (a) it has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Shares, (b) it can bear the economic risk of an investment in the Shares for an indefinite period of time and (c) it has had the opportunity to conduct an independent due diligence review of the Shares. Purchaser is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act).
5.8    Access to Information. Each of Purchaser and Euronext acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its business and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any Seller, other than the representations and warranties of each Seller and the Company set forth in this Agreement, the Seller Documents or the Company Documents and that all other representations and warranties are specifically disclaimed.
5.1    No Other Representations or Warranties. Each of Purchaser and Euronext hereby acknowledges and agrees that, except for the representations and warranties set forth in this Agreement, the Seller Documents, the Company Documents or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Schedules), none of the Company or any Seller or any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any Seller, including with respect to any information provided or made available to Purchaser, Euronext or any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, and will not have or be subject to any Liability resulting from the delivery, dissemination or any other distribution of any such information provided or made available to any of them, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of any transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Sellers and of the Company set forth this Agreement, the Seller Documents or the Company Documents (in each case as qualified and limited by the Schedules)) none of Purchaser, Euronext or any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has relied on any such information (including the accuracy or completeness thereof).
Article VI

COVENANTS
6.1    Access to Information; Confidentiality.
Subject to Section 10.14: (i) the Company shall afford to Purchaser and its accountants, counsel, financial advisors and other representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control; provided that the Company shall not be obligated to afford access to any books, records, data or information in the possession of the Company’s independent public accountants unless and until Purchaser has executed a confidentiality and hold harmless agreement related thereto in a form acceptable to the Company’s independent public accountants), Contracts and records of the Company, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations; and (ii) prior to the Closing, the Company shall generally keep Purchaser reasonably informed as to all material matters outside the Ordinary Course of Business involving the operations and businesses of the Company of which the Company has Knowledge. Any information provided or otherwise obtained pursuant to this Section 6.1 shall constitute Proprietary Information (as defined in the Nondisclosure Agreement) and (without limiting Euronext’s obligations under the Nondisclosure Agreement) Purchaser shall be subject to the same restrictions and Liabilities with respect to such information as Euronext is with respect to Proprietary Information pursuant to the Nondisclosure Agreement. No information provided to or obtained by Purchaser pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
6.2    Conduct of the Business Pending the Closing.
(a)    Except as otherwise expressly provided in this Agreement, as set forth on Schedule 6.2, as required by applicable Law or any Contract in effect on the date of this Agreement or with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing (or the earlier termination of this Agreement), the Company shall:
(i)    conduct the business of the Company only in the Ordinary Course of Business;
(ii)    use commercially reasonable efforts to, in all material respects, (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers); and
(iii)    use commercially reasonable efforts to maintain, in all material respects, (A) all of the assets and properties of, or used by, the Company in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(iv)    (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) in the Ordinary Course of Business, continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without, except in the Ordinary Course of Business, discounting or accelerating payment of such accounts, and (C) in the Ordinary Course of Business, comply with all contractual obligations of the Company; and
(v)    comply with all applicable Laws except as would not be material to the Company.
(b)    Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, as required by applicable Law, as set forth on Schedule 6.2, as required by applicable Law or any Contract in effect on the date of this Agreement or with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:
(i)    declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in the Company (except for the acquisition of shares of capital stock of the Company (A) in full or partial payment of the exercise price and any applicable Taxes pursuant to the exercise, vesting or settlement of Options or restricted shares of the Company’s capital stock, (B) pursuant to the forfeiture of Options or restricted shares of the Company’s capital stock or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares of the Company’s capital stock in connection with any termination of services to the Company);
(ii)    transfer, issue, sell, pledge, encumber, exercise or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company, or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company;
(iii)    effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities of the Company;
(iv)    amend the certificate of incorporation or by-laws of the Company;
(v)    (A) increase the salary or other compensation of any director, officer or employee of the Company, except for normal year-end increases in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any person who is a director or officer of the Company as of the date hereof (or amend any such agreement to which the Company is a party); provided that nothing in this Section 6.2(b)(v) shall limit or restrict any award or payment of bonuses, severance or separation payments so long as such payments do not exceed $300,000 in the aggregate;
(vi)    (i) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness in excess of $100,000 in the aggregate (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business); (ii) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company; or (iii) modify in a manner adverse to the Company in any material respect the terms of any Indebtedness;
(vii)    subject to any Lien, except for Permitted Exceptions, any of the material properties or assets (whether tangible or intangible) owned or used by the Company;
(viii)    other than in the Ordinary Course of Business, (A) acquire any material properties or assets or (B) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company;
(ix)    enter into any merger or consolidation with any corporation or other entity, incorporate or acquire any Subsidiary, invest in, make a loan, advance or capital contribution to (other than advances to employees of the Company in the Ordinary Course of Business), or otherwise acquire the securities, of any other Person;
(x)    except in the Ordinary Course of Business, (A) cancel any debt, (B) settle any claim or (C) waive or release any material right of the Company;
(xi)    enter into any commitment for capital expenditures (excluding, for the avoidance of doubt, capitalized compensation costs) of the Company in excess of $100,000 for any individual commitment and $300,000 for all commitments in the aggregate;
(xii)    enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;
(xiii)    materially change the nature or scope of the Company’s business;
(xiv)    make a material change in its Tax reporting principles, methods or policies;
(xv)    make, change or revoke any Tax election, settle or compromise any Tax Claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) except in accordance with Section 8.6(a)(i);
(xvi)    enter into any Contract, understanding or commitment that materially restrains, restricts, limits or impedes the right of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;
(xvii)    terminate or materially amend, other than in the Ordinary Course of Business, any (A) Material Contract, Real Property Lease, Personal Property Lease or license agreement pursuant to which Intellectual Property material to the Company is licensed to the Company or (B) Company Permit;
(xviii)    settle or compromise any pending or threatened Legal Proceeding in a manner that requires the Company to pay in excess of $50,000 in consideration of such settlement or compromise;
(xix)    take any action that could or would cause the Company to undergo a “Deemed Liquidation Event” (as defined in the Company’s certificate of incorporation);
(xx)    fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property; or
(xxi)    agree to do anything prohibited by the foregoing provisions of this Section 6.2.
(c)    Each Seller, solely as to such Seller, covenants and agrees that such Seller shall not:
(i)    set a time or event upon which any outstanding Preferred Stock will automatically convert to Common Stock, or elect that Preferred Stock shall be convertible to Non-Voting Common Stock;
(ii)    provide notice or otherwise elect that any Preferred Stock is convertible to Non-Voting Common Stock;
(iii)    take any action that could or would cause the Company to undergo a “Deemed Liquidation Event” (as defined in the Company’s certificate of incorporation); or
(iv)    provide notice to or otherwise convert any Common Stock into Non-Voting Common Stock.
6.3    Third Party Consents.
Each party (other than the Seller Representative) shall use commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither any party hereto nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval pursuant to this Section 6.3.
6.4    Cooperation; Antitrust; CFIUS.
(a)    Each of Purchaser, the Equity Sellers and the Company shall use commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to be obtained or made by such party to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.3(b), 4.3(b) and 5.3(b).
(b)    Without limiting the foregoing, each of Purchaser and the Company shall (i) make all filings required of each of them or of their Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, no later than fifteen (15) days after the date of this Agreement in the case of all filings required under the HSR Act and as promptly as practicable after the date of this Agreement (and in any event, within twenty-five (25) Business Days after the date of this Agreement) in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use reasonable best efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Body subject to applicable Laws. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4(b), including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Nothing in this Section 6.4(b) shall require any party to take any action that is prohibited by applicable Law or any Governmental Body. Nor shall any party be required to provide any other party with copies or details of any submissions, notifications, filings or other communications that contain information in each case, that is, in the reasonable opinion of that party and consistent with the legal advice it has received, confidential and commercially sensitive, in which case that party shall only be required to provide such copies or details or summaries of such parts of such submissions, notifications, filings, communications and/or meetings to the other parties’ external legal advisers on a counsel-to-counsel basis. Each of Purchaser and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any Law, including any Antitrust Laws. Each of Purchaser and the Company shall use reasonable best efforts to take such action as may be required to obtain early termination of the waiting periods under the HSR Act, and to obtain all consents, waivers, and approvals required under any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Purchaser shall pay any filing fee under the HSR Act or any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement.
(c)    Purchaser and Company shall assemble all appropriate information regarding the transactions contemplated by this Agreement and their respective business and ownership, in each case as necessary to (i) complete and submit a draft joint notification to the CFIUS (the “Draft Notice”) with respect to the transactions contemplated hereby within ten (10) Business Days of the date hereof (or such later date as mutually agreed by Purchaser, the Company and the Seller Representative as promptly as reasonably practicable after the date of this Agreement and (ii) after promptly addressing and resolving any questions and comments received from CFIUS staff on the Draft Notice, complete and submit a final joint notification to the CFIUS (the “Final Notice”) with respect to the transactions contemplated hereby. Purchaser shall take the lead in preparing the Draft Notice and the Final Notice, provided that neither the Draft Notice nor the Final Notice shall be submitted to the CFIUS without the mutual written consent of the Company and the Seller Representative. Purchaser shall provide a timely response at the earliest practical date to any post-filing requests from the CFIUS or any Governmental Body for additional information, including relating to its or its Affiliates’ businesses or ownership, as well as representations or proposed agreements by Purchaser. The Company shall provide a timely response at the earliest practical date to any post-filing requests from the CFIUS or any Governmental Body for additional information, including relating to its businesses or ownership, as well as representations by Company. Purchaser and Company shall each use their respective commercially reasonable efforts to take all other actions necessary to cause the satisfaction of the CFIUS Condition.
(d)    Within three (3) Business Days after the date hereof, Euronext shall notify Euronext College of Regulators of the execution and delivery of this Agreement. If following such notification, Euronext College of Regulators makes a determination that it shall issue a statement of non-objection in connection therewith, Euronext shall promptly notify the Company and the Seller Representative thereof and Euronext shall make all submissions, notifications, filings or other communications necessary or advisable to procure such statement of non-objection issued by Euronext College of Regulators as promptly as practicable. Euronext shall keep the Company reasonably informed as to the status of any potential statement of non-objection or other action or declaration by the Euronext College of Regulators with respect to the transactions contemplated by this Agreement. Euronext shall promptly provide to the Company and the Seller Representative copies of any material written communications to or from Euronext College of Regulators related to the transactions contemplated hereby or any statement of non-objection potentially to be issued by Euronext College of Regulators in connection with such transactions on or after the date hereof, provided that Euronext shall be entitled to redact or conceal the terms of those communications which it considers to be commercially sensitive to its business.
(e)    Purchaser shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser or, effective as of the Closing, the Company, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Purchaser, the Company or any of their respective Subsidiaries, in order to obtain the consent of any Governmental Body necessary or advisable in connection with the transactions contemplated hereby or to avoid the entry of, or to effect the dissolution of, any Order, which would have the effect of preventing or delaying the Closing beyond the Termination Date; provided, that if such action is requested or required by a Governmental Body as a condition to its consent to the transactions contemplated hereby under Antitrust Law, such action would not have a material adverse impact on the business of the Company. For the avoidance of doubt, but subject to the proviso to the preceding sentence, Purchaser shall take any and all actions reasonably necessary in order to ensure that (i) no suspensory or waiting period under the HSR Act or any other applicable Antitrust Laws, (ii) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Entity, (iii) no Order and (iv) no other matter relating to any Antitrust Law would preclude consummation of the transactions contemplated hereby by the Termination Date.
(f)    Subject to, and not in limitation of, other provisions of this Agreement, including the foregoing provisions of this Section 6.4, each of the Equity Sellers, the Company, Purchaser and Euronext shall use all reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain a Joinder Agreement with respect to each issued and outstanding share of the Company’s capital stock not held by a Person who is a party to this Agreement as of the date hereof.
6.5    No Shop.
(a)    From and after the date of this Agreement until the earliest of (x) the Closing Date, (y) the termination of this Agreement and (z) the Termination Date, the Company shall not, and shall cause its directors, officers, employees, representatives and agents (collectively, the “Representatives”) not to, and no Equity Seller shall, (i) consummate, or enter into any agreement providing for the consummation of, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) knowingly facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction or (iii) furnish or cause to be furnished, to any third Person, any information concerning the business, operations, properties or assets of the Company, that is to the Company or such Equity Seller’s Knowledge, in connection with an Acquisition Transaction.
(b)    Each Equity Seller and the Company shall notify Purchaser orally and in writing promptly (but in no event later than 48 hours) after receipt by such party or any of the Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or, if the recipient thereof knows that such request is made in furtherance of any Acquisition Transaction, any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company and the material terms of any such proposal or offer. Each Equity Seller and the Company shall keep Purchaser reasonably informed of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.
(c)    The Equity Sellers and the Company shall (and the Institutional Equity Sellers and the Company shall cause their respective Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. The Equity Sellers and the Company agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.
6.6    Non-Competition; Non-Solicitation; Confidentiality.
(a)    For a period of five (5) years from and after the Closing Date, FXCM shall not, and shall cause its Affiliates not to, own, manage, engage in, operate, control, maintain any ownership interest in, or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, which competes with the business of the Company as engaged in by the Company as of the date hereof (a “Restricted Business”). For the purposes of this Section 6.6(a), the business which FXCM and/or its Affiliates are engaged in as of the date hereof shall not be deemed a Restricted Business and it is acknowledged that the business FXCM and its Affiliates are currently engaged in includes the provision of electronic systems for multiple third-party buyers and sellers to come together for the purpose of executing trades in financial instruments (it being irrelevant for this purpose how such systems are classified and/or altered over time for regulatory purposes including alteration of the logic of its system in order to become an MTF (multilateral trading facility) under The Markets in Financial Instruments Directive (as amended) of the European Union). Notwithstanding the foregoing, nothing in this Agreement shall prohibit FXCM or any of its Affiliates from: (i) acquiring and subsequently conducting any business engaged in Restricted Business (a “Future Acquired Business”) if the revenue attributable to Restricted Business (the “Competitive Revenue”) is less than 15% of the consolidated revenue of the Future Acquired Business (determined by reference to the most recently completed fiscal year of such Future Acquired Business ended prior to the date of closing of such acquisition or if earlier, the date of the definitive agreement relating thereto); (ii) purchasing or owing not more than two percent (2%) of any class of publicly traded securities or (iii) participating as a passive investor in any investment partnership or fund which invests in or otherwise owns any interest in a Restricted Business.
(b)    For a period of five (5) years from and after the Closing Date, FXCM shall not, and shall cause its Affiliates not to solicit any person then employed by the Company and who was so employed at the Closing Date to leave such employment for FXCM or any of its Affiliates; provided that this Agreement shall not prohibit, limit or restrict any action with respect to any person employed by the Company who first contacts FXCM or any of its Affiliates regarding potential employment or engagement without breach of this Section 6.6(b) or ordinary course recruitment activity, general advertisement of vacant positions or engagement of a recruitment agency provided that such recruitment agency is not encouraged to approach any such employee of the Company.
(c)    For a period of three (3) years from the date a Management Seller ceases to be an officer or employee of the Company (the “Management Non Compete Period”), such Management Seller shall not, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of a Restricted Business; provided, that: (i) nothing contained herein will preclude any Management Seller from (A) purchasing or owing not more than two percent (2%) of any class of publicly traded securities or (B) participating as a passive investor in any investment partnership or fund which invests in or otherwise owns any interest in a Restricted Business, and (ii) nothing contained herein will preclude any Management Seller during the Management Non Compete Period from being employed by a subsidiary, division, Affiliate or unit (each, a “Unit”) of an entity if that Unit is not itself a Restricted Business, irrespective of whether such entity does have some other Unit that is a Restricted Business. In entering into this Agreement, Management Sellers acknowledge and agree (i) that the Company has goodwill and value, and further that in their capacities as officers and employees of the Company, they have acquired valuable expertise, and have knowledge of Confidential Information (as such term is defined below); and (ii) that the provisions of this Section 6.6(c) are necessary to preserve the value and goodwill related to and being acquired by Purchaser and to protect the Confidential Information being acquired by Purchaser.
(d)    During the Management Non Compete Period, no Management Seller shall, and each Management Seller shall cause such Management Seller’s employees and Affiliates no to (i) solicit any Person then employed by the Company to leave such employment or (ii) cause, induce or encourage any material client, customer, supplier or licensor of the Company or any other Person who has material business relationship with the Company, to terminate or modify any such relationship.
(e)    For a period of three (3) years from and after the Closing Date, no Equity Seller shall, and each Institutional Equity Seller shall cause its Representatives not to, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or any of Purchaser’s Affiliates any Confidential Information (as defined below).  Notwithstanding anything to the contrary, nothing in this Agreement shall restrict (i) any disclosure to any regulatory authority with jurisdiction over the Person making such disclosure or any disclosure required by any Governmental Body, Law or regulatory guidance or legal or regulatory process, (ii) any disclosure in connection with any Tax Return filed by or on behalf of an Equity Seller, (iii) any disclosure to a financial advisor, attorney, or accountant who is subject to an obligation of confidence for the purpose of obtaining advice or services from such party, (iv) any disclosure among one or more Equity Sellers and/or the Seller Representative (and/or their respective Representatives) for the purpose of evaluating, exercising or performing any rights or obligations under this Agreement or (v) any disclosure to any Representative of any Equity Seller or the Seller Representative or an Affiliate of any Equity Seller or the Seller Representative for the purposes of evaluating, exercising or performing any rights or obligations under this Agreement or who requires such information for the performance of such Person’s duties to an Equity Seller or any Affiliate of an Equity Seller; provided, however, the applicable Equity Seller shall, in the case of a disclosure pursuant to the foregoing clause (i), to the extent reasonably possible and permitted by Law, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  Notwithstanding the foregoing, notice to Purchaser shall not be required where disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or governmental entity that does not specifically reference Purchaser or this Agreement. For purposes of this Section 6.6(e), “Confidential Information” means, with respect to an Equity Seller, any confidential or proprietary information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters, in each case disclosed by or on behalf of the Company to such Equity Seller prior to the Closing; provided, however, “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information (i) available to the public on the Closing Date, (ii) that becomes available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) already in such Equity Seller’s possession at the time of disclosure to such Equity Seller by or on behalf of the Company, (iv) disclosed to such Equity Seller by a source other than the Company or another party acting on behalf of the Company without such Equity Seller knowing such source to be violating any confidentiality obligation to the Company or (v) independently developed by such Equity Seller.
(f)    For a period of three (3) years from and after the Closing Date, the Company shall, and the Purchaser shall cause the Company to, abide by the same restrictions with respect to Institutional Equity Seller Confidential Information as the Sellers are obligated to abide by with respect to Confidential Information pursuant to Section 6.6(e); provided that “Institutional Equity Seller Confidential Information” shall be defined with respect to each Institutional Equity Seller as Confidential Information is defined with respect to the Company pursuant to Section 6.6(e) mutatis mutandis.
(g)    The covenants and undertakings contained in this Section 6.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.6 will cause irreparable injury, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.6 will be inadequate. Therefore, the damaged party will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.6 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 6.6 are cumulative and in addition to any other rights and remedies which a party may have hereunder or at law or in equity.
(h)    The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.6 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
6.7    Preservation of Records.
Subject to any retention requirements relating to the preservation of Tax records, each Equity Seller, the Company and Purchaser agree that each of them shall (and Purchaser shall cause the Company to) preserve and keep the records held by them relating to the business of the Company for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Equity Sellers, the Company or Purchaser or any of their Affiliates relating to the Company or in order to enable the Equity Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event any Equity Seller, on the hand, and the Company or Purchaser, on the other hand, wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give 90 days prior written notice to the other, and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.
6.8    Publicity.
(a)    None of Purchaser, Equity Sellers or the Company shall, and each such party shall cause its Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, except to the extent that, in the good faith judgment of such party, disclosure is otherwise required by applicable Law or any governmental or regulatory organization or by the applicable rules or listing authority of any stock exchange on which such party or any of its Affiliates lists securities.
(b)    Each of Purchaser, the Equity Sellers and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except to the extent such disclosure, availability or filing is required by applicable Law or any governmental or regulatory organization or by the applicable rules or listing authority of any stock exchange on which such party or any of its Affiliates lists securities.
6.9    Use of Name.
Each Equity Seller hereby agrees that upon the Closing, as between such Equity Seller and such Equity Seller’s Affiliates, on the one hand, and Purchaser and the Company, on the other hand, Purchaser and the Company shall have the sole right to the use of the trade name “FastMatch” and the “FastMatch” service mark and trademark in connection with the products and services with which such mark was used prior to the Closing and logos, emblems, signs or insignia used by the Company prior to the Closing and containing or comprising the foregoing (collectively, the “Company Marks”). No Equity Seller shall, and no Equity Seller shall permit any of its Affiliates to, use any confusingly similar variation of the Company Marks in connection with any business similar to the Company’s; provided that nothing in this sentence shall limit or restrict any right granted with respect to any Company Mark pursuant to any customer or client agreement with the Company or other agreement listed on Schedule 6.11. Subject to the following sentence, each Equity Seller shall, and shall cause each of such Equity Seller’s Affiliates to, immediately after the Closing, cease to hold itself out as having any continuing affiliation with the Company; provided that this sentence shall not limit or restrict (a) disclosure made with respect to employment or commercial relationships, (b) disclosure, in the good faith judgment of the disclosing party, required by applicable Law or any governmental or regulatory organization or by the applicable rules or listing authority of any stock exchange on which such party or any of its Affiliates lists securities or (c) disclosure of any former affiliation with the Company made in the ordinary course of business. Without limiting the preceding clause (c), NEXT Investors LLC and its Affiliates shall be permitted to disclose in connection with their normal fundraising, marketing, informational and reporting activities (i) details of their former investment in the Company and (ii) summary information about this Agreement and the transactions contemplated hereby.
6.10    Company Option Plan.
Not later than immediately before the Closing, the Board of Directors of the Company (or, if appropriate, any committee thereof), shall adopt such resolutions or take such other actions as may be required to procure that, effective as of the Closing, each Participating Option, whether or not then exercisable or vested, shall be cancelled in consideration of the right to payment from the Company of an amount as set forth in Section 2.2.
6.11    Related-Party Transactions with Non-Management Affiliates.
On or prior to the Closing Date, the Company shall (a) terminate all Contracts with any of the Equity Sellers or their respective Affiliates (other than (i) those Contracts set forth on Schedule 6.11 and client Contracts and (ii) Contracts between the Company and its officers, employees and consultants and (iii) Contracts the continuation of which Purchaser has approved in writing) and (b) deliver mutual releases executed by such Equity Seller or its Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.11, on the one hand, and the Company, on the other hand, providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release; provided further that the Company must terminate each of the Amended and Restated Performance Adjustment Agreement, made as of September 9, 2014, by and among the Company and the investor listed on Exhibit A therein and the Tri-Party Agreement, entered into as of April 24, 2012, by Forex Capital Markets, LLC, the Company, and Credit Suisse Securities (USA) LLC.
6.12    Monthly Financial Statements.
As soon as reasonably practicable, but in no event later than thirty (30) days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchaser with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month.
6.13    Fees and Expenses.
No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser (i) pay-off letters or invoices in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company, and (ii) a certificate of the Company setting forth the amount of all Company Transaction Expenses, including the Company’s estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. The Company shall pay and discharge all Company Transaction Expenses at or prior to the Closing.
6.14    Notification of Certain Matters.
Each Equity Seller and the Company shall give notice to Purchaser, and Purchaser shall give notice to the Company and the Equity Sellers, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause a Material Adverse Effect, any representation or warranty in this Agreement made by it becoming untrue or inaccurate at any time after the date hereof and prior to the Closing in a manner that would result in the failure of a condition set forth in Section 7.1(a) or Section 7.2(a), as applicable, or (b) prior to the Closing, the institution of or the threat of institution of any Legal Proceeding against such party (or, in the case of Purchaser, against Euronext) related to consummation of the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto, and any failure to give notice in accordance with the foregoing with respect to any breach shall not in and of itself be deemed to constitute the failure of any condition to Closing.
6.15    Schedule Update.
(a)    From time to time after the date hereof and prior to the Closing Date, any Equity Seller, the Seller Representative or the Company (as applicable) may, at their option, supplement or amend and deliver updates to the Schedules (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of any of the Equity Sellers or the Company (as applicable) that has been rendered inaccurate since the date hereof.
(b)    Except for any Schedule Update to Schedule 4.13(f) (Schedule 4.13(f), as of the date hereof, as modified by any such Schedule Update being referred to as a “Updated Schedule 4.13(f)”) and to Schedule 4.14(a) (Schedule 4.14(a), as of the date hereof, as modified by any such Schedule Update being referred to as a “Updated Schedule 4.14(a)”) and, which shall be deemed to cure or prevent any breach of a representation or warranty set forth in Section 4.13(f) and Section 4.14(a), respectively, no supplement or amendment to the Schedules by any Seller, the Seller Representative or the Company shall be deemed to cure (or affect the rights of any party with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.1; provided, however, that Purchaser shall have the right not to close on the basis of Updated Schedule 4.13(f) or Updated Schedule 4.14(a) if any such Updated Schedule constitutes a Material Adverse Effect.
6.16    Employees.
(a)    From and after the Closing Date, Purchaser shall, and shall cause the Company to, carry out all employer responsibilities under all Company Plans, in each case in accordance with their terms as in effect immediately before the Closing. Subject to the foregoing, for a period of one year following the Closing Date, Purchaser shall provide, or shall cause to be provided, to each person who is an employee of the Company immediately prior to the Closing (each a “Continuing Employee”) (i) a total cash compensation package (including base salary, commissions program, and annual bonus target) no less favorable than the total cash compensation package (including base salary, commissions program, and annual bonus target) provided to such employees immediately before the Closing Date and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the Closing Date. Following the Closing, the Company shall, and Purchaser shall cause the Company to, pay the employee bonuses described on Schedule 6.16(a).
(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company before the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or provide service for defined benefit plans or post-employment medical benefits.
(c)    If any Continuing Employee is terminated on or prior to the first anniversary of Closing Date, Purchaser will cause the Company to provide that such Continuing Employee shall be entitled to a severance payment from the Company of not less than one (1) month’s worth of compensation (calculated based on total cash compensation package (including base salary, commissions program, and annual bonus target) in effect at the time of termination) for each year of service with the Company or any of its predecessors, but subject to an aggregate cap equal to one (1) year’s worth of compensation.
(d)    All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective Parties and shall not create any right (including any third party beneficiary rights) in any other Person, including any employee or former employee of the Company or any participant or beneficiary in any Company Plan. Nothing in this Agreement (i) shall require Purchaser or the Company to continue to employ any particular Continuing Employee following the Closing Date or to provide any right to a particular term or condition of employment, or (ii) shall be construed to prohibit Purchaser or the Company from amending or terminating any employee benefit plan or compensatory arrangement in accordance with its terms or require Purchaser or the Company to amend or create any employee benefit plan or compensatory arrangement or any similar plan or agreement from Purchaser. The provisions of Section 6.16(a) and Section 6.16(b) shall not apply to persons employed by the Company outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.
6.17    Indemnification of Directors and Officers.
(a)    From the Closing through the sixth anniversary of the Closing Date, each of Purchaser and the Company shall, jointly and severally, indemnify and hold harmless each Company Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any predecessor thereof, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under the Delaware General Corporation Law for officers and directors of Delaware corporations. Each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Purchaser and the Company within five (5) Business Days of receipt by Purchaser or the Company from the Company Indemnified Party of a request therefor.
(b)    The certificate of incorporation and by-laws of the Company shall contain, and Purchaser shall cause the certificate of incorporation and by-laws of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries or any predecessor thereof than are set forth in the certificate of incorporation and by-laws of the Company immediately prior to the execution and delivery of this Agreement.
(c)    Subject to the following sentence, the Company shall, at no expense to the beneficiaries, purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term (provided that the full amount of all premiums payable for such Reporting Tail Endorsement shall be paid in full by Purchaser on behalf of the Company prior to the Closing and the amount of such premiums shall not constitute Company Transaction Expenses); provided, however, that in complying with its obligations pursuant to the terms of this Section 6.17(c), the Company shall not be required to pay annual insurance premiums in excess of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate; provided further, however, if the Company cannot obtain such insurance coverage without paying annual premiums in excess of such limit, the Company shall purchase such insurance with the maximum coverage available by paying annual premiums equal to such limit. Notwithstanding anything to the contrary in this Agreement (including the foregoing provisions of this Section 6.17(c)), the Company may, prior to the Closing, purchase a Reporting Tail Endorsement, in which case Purchaser shall be relieved from its obligations pursuant to this Section 6.17(c) so long as Purchaser maintains, or causes the Company to maintain, as applicable, such Reporting Tail Endorsement in full force and effect for its full term. The cost of any Reporting Tail Endorsement purchased by the Company pursuant to the foregoing sentence (whether or not paid prior to Closing) shall be borne by Purchaser and shall not constitute Company Transaction Expenses.
(d)    If Purchaser, the Company or any of the Company’s Subsidiaries (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successor and assigns of Purchaser, the Company or such Subsidiary, as the case may be, shall assume all of the obligations of this Section 6.17.
(e)    The Purchaser and the Company, jointly and severally, shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Company Indemnified Parties in connection with the enforcement of their rights provided in this Section 6.17.
(f)    The provisions of this Section 6.17 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.
6.18    Good Faith Covenant.
Each of the Equity Sellers, the Company, Purchaser and Euronext agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.
Article VII

CONDITIONS TO CLOSING
7.1    Conditions Precedent to Obligations of Purchaser.
The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
(a)    (i) the representations and warranties of the Equity Sellers and the Company set forth in this Agreement (other than the representations and warranties contained in (A) the first sentence of Section 4.1 (Organization), (B) Section 4.4(a) (Capitalization), (C) the first sentence of Section 4.4(b) (Capitalization), (D) Section 4.24 (Certain Payments) and (E) Section 4.26 (Financial Advisors)) shall, without regard to any materiality qualifications contained therein, be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing except (1) to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date, (2) for changes explicitly required by the terms of this Agreement and (3) where the failure to be true and correct has not had, or would not reasonably be expected to have, a Material Adverse Effect, and (ii) the representations and warranties of the Equity Sellers and the Company referred to in subclauses (A)-(E) of the foregoing clause (i) shall be true and correct, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except (x) to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct except for de minimis inaccuracies as of such date and (y) for changes explicitly required by the terms of this Agreement;
(b)    the Equity Sellers and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them at or prior to the Closing;
(c)    since the date of this Agreement, there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other such events, changes, occurrences or circumstances, has had, or would reasonably be expected to have, a Material Adverse Effect;
(d)    there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(e)    Purchaser shall have received a certificate signed by the Seller Representative and by the Chief Executive Officer of the Company, each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(d), to the extent related to representations and warranties made by, or obligations and agreements of, the Equity Sellers (in the case of the certification to be made by the Seller Representative) or representations and warranties made by, or obligations and agreements of, the Company (in the case of the certification to be made by the Chief Executive Officer of the Company) have been satisfied in all respects;
(f)    the waiting period (and any extensions thereof) under the HSR Act shall have expired or early termination shall have been granted;
(g)    the CFIUS Condition shall have been satisfied;
(h)    Euronext shall have received, if applicable, the statement of non-objection issued by Euronext College of Regulators in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;
(i)    Purchaser shall have received a copy of the executed Amendment to the CrossFinder License Agreement in the form of Exhibit E;
(j)    the Seller Representative and the Escrow Agent shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit D hereto; and
(k)    each of the items listed in Sections 2.7(a) and 2.8(a) and 2.8(b) shall have been delivered to Purchaser.
7.2    Conditions Precedent to Obligations of the Equity Sellers.
The obligations of the Equity Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Seller Representative in whole or in part to the extent permitted by applicable Law):
(a)    (i) the representations and warranties of Purchaser set forth in this Agreement (other than the representations and warranties contained in (A) Section 5.1 (Organization), (B) Section 5.2 (Authorization of Agreement) and (C) Section 5.6 (Financial Advisors)) shall, without regard to any materiality qualifications contained therein, be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing except (1) to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date, (2) for changes explicitly required by the terms of this Agreement and (3) where the failure to be true and correct has not had a material adverse effect on the ability of Purchaser to perform its obligations hereunder, and (ii) the representations and warranties of Purchaser referred to in subclauses (A) - (C) of the foregoing clause (i) shall be true and correct except for de minimis inaccuracies as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except (x) to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct except for de minimis inaccuracies as of such date and (y) for changes explicitly required by the terms of this Agreement;
(b)    Purchaser and Euronext shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
(c)    there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(d)    the Seller Representative shall have received a certificate signed by the President of Purchaser and an officer of Euronext, in form and substance reasonably satisfactory to the Seller Representative, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a)-(c), have been satisfied in all respects;
(e)    the CFIUS Condition shall have been satisfied;
(f)    the waiting period (and any extensions thereof) under the HSR Act shall have expired or early termination shall have been granted;
(g)    Purchaser and the Escrow Agent shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit D; and
(h)    each of the items listed in Section 2.8(c) shall have been delivered to the Seller Representative.
7.3    Frustration of Closing Conditions.
No party hereto may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused directly by a breach of this Agreement, the failure to act in good faith or the failure to use commercially reasonable efforts to cause the Closing to occur.
Article VIII

INDEMNIFICATION
8.1    Survival.
The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the second anniversary of the Closing Date, at which time they shall expire; provided, however, that the representations and warranties (a) of the Equity Sellers set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Shares), 3.6 (Financial Advisors) and 3.7 (Compliance with Securities Laws), (b) of the Company set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.10 Taxes), 4.15 (Employee Benefit Plans), 4.26 (Financial Advisors) and 4.27 (Compliance with Securities Laws), and (c) of Purchaser set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement) (each representation and warranty under (a), (b) and (c), a “Fundamental Representation”) shall survive the Closing until 30 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”), at which time they shall expire; provided, however, that any obligations under Sections 8.2(a)(i), 8.2(b)(i) and 8.2(c)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period. None of the covenants or other agreements contained in this Agreement shall survive the Closing (and each such covenant or other agreement shall expire at the Closing), other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such agreement and covenant, at which time it will expire; provided, however, that a claim may be brought pursuant to Section 8.2(a)(ii) or Section 8.2(b)(ii), as applicable, in respect of a breach of a covenant or agreement (i) occurring at or prior to the Closing, at any time following the Closing through and including the first anniversary of the Closing Date, at which time the right to bring such a claim shall expire, or (ii) occurring after the Closing, at any time following the Closing through and including the first anniversary of the date such covenant or agreement expires, at which time the right to bring such a claim shall expire. Following the Closing, no claim for a breach of this Agreement may be brought unless a notice of such claim (stating in reasonable detail the basis of the claim) shall have been given to the indemnifying party in accordance with Section  8.3(a) before the termination of the applicable Survival Period Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 8.1 limits the liability of any of the Equity Sellers or Purchaser in respect of such Person’s own Fraud.
8.2    Indemnification.
(a)    Subject to the terms of this Article VIII, from and after the Closing, Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by payment from the Escrow Account and, to the extent not satisfied by payment from the Escrow Account and subject to the limitations set forth in this Article VIII, by each Seller (severally, and not jointly and severally, in accordance with such Seller’s Indemnification Pro Rata Share) against any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), to the extent:
(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Company in this Agreement to be true and correct in all respects at and as of the date hereof and true and correct in all material respects at and as of the Closing Date; and
(ii)    based upon, attributable to or resulting from the breach prior to the Closing of any covenant or other agreement on the part of the Company under this Agreement.
(b)    Subject to the terms of this Article VIII, from and after the Closing, each Equity Seller hereby agrees, severally (and solely as to such Equity Seller), to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses to the extent:
(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by such Equity Seller in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date; and
(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of such Equity Seller under this Agreement.
(c)    Subject to the terms of this Article VIII, Purchaser hereby agrees to indemnify and hold the Equity Sellers and their respective directors, managers officers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors, permitted assigns, heirs and beneficiaries (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses to the extent:
(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date; and
(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement.
8.3    Indemnification Procedures.
(a)    A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice to the party from whom indemnification is sought (which notice shall describe in reasonable detail (to the extent then known by the indemnified party) the facts constituting the basis for such claim, the applicable provisions of this Agreement under which indemnification is sought (including any representations, warranties, covenants or agreements alleged to have been breached) and, where possible, a first estimate of the amount of the claimed Losses; provided, however, that a reasonable delay to notify the indemnifying party, supported by a showing of good cause for the delay, shall not preclude the indemnified party from any indemnification that it may claim in accordance with this Article VIII except to the extent the indemnifying party is prejudiced as a result of such failure. In no instance may an indemnified party first provide notice seeking indemnification more than ninety (90) days after it becomes aware of the basis for its claim.
(b)    In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 (regardless of the limitations set forth in Section 8.4) (a “Third Party Claim”), the indemnified party shall promptly (and in any even within ten (10) days) cause written notice of the assertion of such Third Party Claim of which it has knowledge to be forwarded to the indemnifying party (which notice shall describe in reasonable detail (to the extent then known by the indemnified party) the facts constituting the basis for such Third-Party Claim, the applicable provisions of this Agreement under which indemnification is sought (including any representations, warranties, covenants or agreements alleged to have been breached) and the amount of the claimed Losses. The failure of the indemnified party to give prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure.
(c)    Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder.
(d)    If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within fifteen (15) days of the indemnified party’s written notice of the assertion of such Third Party Claim notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim with appropriate diligence thereafter in order to preserve its rights in this regard.
(e)    If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.
(f)    If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, or if the indemnified party shall defend against, negotiate, settle or otherwise deal with any Third Party Claim, the indemnifying party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that if the indemnifying party shall assume any such defense, such indemnified party shall be entitled to participate in such defense with separate counsel and the expense of such separate counsel shall be considered Losses incurred by the indemnified party for purposes of this Article VIII if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. The party, as between the indemnifying party and the indemnified party, not controlling the defense of a Third Party Claim shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment with respect to such Third Party Claim unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim (including, in the case of a release provided by the indemnified party to the indemnifying party, a release of all liability of the indemnifying party in respect of the Third Party Claim pursuant to this Article VIII). If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.
(g)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have reached an agreement, in each case finally resolving an indemnifiable claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with this Article VIII within five (5) Business Days after the date of such notice.
8.4    Limitations on Indemnification.
(a)    No Seller shall have any liability under Section 8.2(a)(i) or Section 8.2(b)(i) unless the aggregate amount of Losses incurred by the Purchaser Indemnified Parties based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Company in this Agreement or made by any Seller in this Agreement to be true and correct exceeds $1,700,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses; provided that the Basket limitation shall not apply to Losses related to the failure of any of the Fundamental Representations to be true and correct. Notwithstanding anything in this event to the contrary, no individual claim or series of related claims for indemnification by any Purchaser Indemnified Party attributable to or resulting from the failure of any of the representations or warranties made by the Company in this Agreement or made by any Seller in this Agreement to be true and correct under Article VIII shall be valid and assertable unless it is (or they are) for an amount in excess of $35,000; provided that such limitation shall not apply to Losses related to the failure of any of the Fundamental Representations to be true and correct.
(b)    The Sellers shall not be required to indemnify any Person under Section 8.2(a)(i) and/or Section 8.2(b)(i), other than in respect of any Fundamental Representation, for aggregate Losses in excess of $25,500,000. The Sellers shall not be required to indemnify any Person under Section 8.2(a)(i) and/or Section 8.2(b)(i) (including by virtue of any payment from the Escrow Account) for aggregate Losses in excess of $170,000,000; provided, further, that in no event shall the aggregate indemnification paid by any Seller under Section 8.2(a)(i) and/or Section 8.2(b)(i) (including by virtue of any payment from the Escrow Account), or by any Individual Equity Seller under Section 8.2(a) and/or Section 8.2(b), exceed the aggregate consideration paid to such Seller under this Agreement in respect of such Seller’s Shares and/or Options.
(c)    With respect to any claim under Section 8.2(a)(i), Section 8.2(b)(i), or Section 8.2(c)(i), for purposes of calculating Losses, but not for purposes of determining the failure of any representations or warranties to be true and correct, any materiality or Material Adverse Effect qualifications in the representations and warranties shall be disregarded. Notwithstanding the foregoing, for purposes of determining the failure of any representations or warranties set forth in Section 4.10 to be true and correct, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not limit the liability of any of the Equity Sellers or Purchaser in respect of such Person’s own Fraud.
(e)    The Equity Sellers, in their respective capacities as such, shall have no right of contribution or other recourse against the Company for any Third Party Claims asserted by Purchaser Indemnified Parties for which indemnification is owed pursuant to Section 8.2(a) or Section 8.2(b), it being acknowledged and agreed that the covenants and agreements of the Company set forth in this Agreement are, to the extent requiring performance at or prior to the Closing, solely for the benefit of the Purchaser Indemnified Parties.
(f)    In no event shall any Seller or Purchaser have any Liability under this Agreement for any Losses that (i) are punitive or exemplary Losses (except to the extent payable in connection with a Third Party Claim), (ii) are calculated as a multiple of lost profits, lost revenue, reduced cash flow, diminution in value or other economic measure or otherwise adjusted based on price to earnings or similar ratios or (iii) are consequential, incidental, indirect or special Losses.
(g)    Each party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to it under this Article VIII.
(h)    The amount of any Losses for which indemnification is provided under this Article VIII shall be reduced by any related recoveries the indemnified party recovers under insurance policies or other related payments received from third parties (less all costs and expenses incurred in obtaining such recovery). An indemnified party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to use commercially reasonable efforts pursue, all insurance claims and other rights against third parties to which it may be entitled in connection with any Losses it incurs. If an indemnified party (or an Affiliate) receives any insurance or other third party payment in connection with any claim for Losses for which it has already received an indemnification payment from the indemnifying party, it shall pay to the indemnifying party, within ten (10) days of receiving such insurance payment, an amount equal to (A) the excess of (i) the amount previously received by the indemnified party under this Article VIII with respect to such claim plus the amount of the insurance or other third party payments received, over (ii) the amount of Losses with respect to such claim which the indemnified party has become entitled to receive under this Article VIII, less (B) all costs and expenses incurred in obtaining such insurance payments.
(i)    The amount of Losses recoverable by any indemnified party under this Article VIII with respect to an indemnity claim shall be reduced by the amount of any Tax savings actually realized by such indemnified party, or any Affiliate thereof, which are clearly attributable to the Losses to which such indemnity claim relates, net of (i) any reasonable costs or expenses incurred by such indemnified party in connection with realizing such amount and (ii) any increased Tax liability which may result from the receipt of the indemnity payment relating to such Losses; provided that, for the avoidance of doubt, nothing in this Section 8.4(i) shall require an indemnified party or any Affiliate to file or amend any Tax Return or take any position with a Taxing Authority in respect of Taxes.
(j)    Notwithstanding anything to the contrary in this Agreement, the Equity Sellers shall not have any Liability to any Purchaser Indemnified Parties if any Tax attributes of any the Company (including net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Company, Purchaser, or any of their Affiliates for any taxable period (or portion thereof) beginning after the Closing Date.
(k)    Except with respect to (i) claims for Fraud, or (ii) claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement, from and after the Closing, the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties under Section 2.5(c) and this Article VIII and the rights of the Seller Indemnified Parties under Section 10.15 shall be the sole and exclusive remedies of the Purchaser Indemnified Parties, the Seller Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.
8.5    Escrow.
On the Closing Date, Purchaser shall, on behalf of the Equity Sellers, pay to JPMorgan Chase Bank, NA, as agent to Purchaser and the Equity Sellers (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent, an amount equal to $25,500,000 (the “Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchaser, the Seller Representative and the Escrow Agent (the “Escrow Agreement”). Any payment any Equity Seller is obligated to make (subject to the limitations and exceptions set forth in Section 8.4 and elsewhere in this Agreement) to any Purchaser Indemnified Parties pursuant to this Article VIII (other than in respect of a Leakage, a Fundamental Representation or a breach of any provision of Section 6.6) shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Escrow Account by the Escrow Agent within five (5) Business Days after the date the Seller Representative and Purchaser jointly instruct the Escrow Agent to make such payment and shall accordingly reduce the Escrow Amount and, second, to the extent the Escrow Amount is insufficient to pay any remaining sums due, then such Equity Seller shall be required to pay (subject to the limitations and exceptions set forth in Section 8.4 and elsewhere in this Agreement) all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice and final determination of the sum due and owing. On the first anniversary of the Closing Date, the Escrow Agent shall pay to the Paying Agent the Minimum Share Percentage of the First Anniversary Release Amount for further payment to the holders of Covered Shares pro rata in accordance with their respective holdings of Covered Shares (the amount so paid being referred to as the “Minimum Share Release Amount”). On the first anniversary of the Closing Date, the Seller Representative shall provide to the Escrow Agent a written instruction (the “First Anniversary Release Instruction”) directing the Escrow Agent to release an amount equal to the First Anniversary Release Amount less the Minimum Share Release Amount (the “Residual First Anniversary Release Amount”). The First Anniversary Release Instruction shall provide for the payment to the holders of Escrow Release Participating Shares of the Residual First Anniversary Release Amount in a manner such that, after taking into account the payment to holders of Covered Shares of the Minimum Share Release Amount, the First Anniversary Release Amount is allocated such that (i) the portion of the First Anniversary Release Amount that is represented by a Covered Share is paid by the Escrow Agent to the Paying Agent pursuant to the Escrow Agreement for further payment to the holder of such Covered Share in accordance with this Article VIII, and (ii) the portion of the First Anniversary Release Amount equal to the Escrow Release Pro Rata Share that is represented by an Escrow Release Participating Option is paid by the Escrow Agent to the Company pursuant to the terms of the Escrow Agreement for further payment to the holder thereof (which amount shall be paid by the Company to such holder with the first payroll payment after the Company’s receipt of such amount and shall be subject to any applicable withholding). For the avoidance of doubt, Purchaser shall cause the Company to use any funds paid to the Company pursuant to First Anniversary Release Instruction to make the payments provided for in the First Anniversary Release Instruction, and such funds shall not be used for any other purpose. The portion of the Indemnity Escrow Fund retained for any Unresolved Claim shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for such Unresolved Claim) for the benefit of the holders of Escrow Release Participating Shares upon its resolution in accordance with this Article VIII and the terms of the Escrow Agreement. A portion of any amount released upon the resolution of any Unresolved Claim for the benefit of Sellers equal to the Escrow Release Pro Rata Share that is represented by a Covered Share shall be paid by the Escrow Agent to the Paying Agent pursuant to the Escrow Agreement for further payment to the holder of such Covered Share, and a portion of any amount released upon the resolution of any Unresolved Claim for the benefit of Sellers equal to the Escrow Release Pro Rata Share that is represented by an Escrow Release Participating Option shall be paid by the Escrow Agent to the Company for further payment to the holder thereof (which amount shall be paid by the Company to such holder with the first payroll payment after the Company’s receipt of such amount and shall be subject to any applicable withholding). For the avoidance of doubt, Purchaser shall cause the Company to use any funds paid to the Company in connection with the resolution of any Unresolved Claim to make the payments provided for in the preceding sentence, and such funds shall not be used for any other purpose.
8.6    Tax Matters.
(a)    Filing of Tax Returns; Payment of Taxes.
(i)    The Company shall timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice except as required by applicable law. The Company shall provide Purchaser with copies of such completed income Tax Returns at least twenty days prior to the due date for filing thereof (taking into account extensions), along with supporting workpapers, for Purchaser’s review and approval. The Equity Sellers and Purchaser shall attempt in good faith to resolve any disagreements regarding such income Tax Returns prior to the due date for filing. In the event that the Equity Sellers and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.6(c), which resolution shall be binding on the parties.
(ii)    Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company (taking into account extensions) after the Closing Date and pay or cause to be paid all Taxes shown due thereon. In the case of any such Tax Returns that could reasonably be expected to result in an indemnification obligation of the Equity Sellers pursuant to this Article VIII, Purchaser shall provide the Seller Representative with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof (taking into account extensions) in the case of income Tax Returns (and in such period of time prior to filing as Purchaser shall reasonably determine to be practicable in the case of other Tax Returns), along with supporting workpapers, for the Seller Representative’s review and approval.
(b)    Tax Audits.
(i)    If notice of any Legal Proceeding, audit or investigation with respect to Taxes of the Company (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to this Article VIII, the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Article VIII except to the extent that the other party is actually and materially prejudiced thereby.
(ii)    Purchaser shall have the right to represent the interests of the Company in any Tax Claim; provided, that with respect to a Tax Claim for which the Equity Sellers may reasonably be expected to be liable pursuant to this Article VIII, the Seller Representative shall have the right to participate in the defense of such claim and Purchaser shall not settle such claim without the consent of the Seller Representative, which consent shall not be unreasonably withheld.
(c)    Transfer Taxes. The Equity Sellers, on the one hand, and Purchaser, on the other, shall each be liable for and shall pay (and shall indemnify and hold harmless the other party against) 50% of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.
(d)    Post-Closing Actions. Purchaser shall not (and shall not cause or permit the Company to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to the Company or agree to the waiver or any extension of the statute of limitations, with respect to any taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld or delayed), unless such action could not result in an indemnification obligation of the Equity Sellers pursuant to this Article VIII.
(e)    Refunds. The Equity Sellers shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Company attributable to any taxable period ending on or before the Effective Time to the extent such refunds were not reflected on the Balance Sheet and are not attributable to the carryback of a net operating loss of the Company from a taxable period beginning after the Effective Time. Purchaser shall promptly forward to or reimburse the Equity Sellers for any such refunds (including interest paid thereon) or credits due to the Equity Sellers after receipt thereof.
(f)    Disputes. Any dispute as to any matter covered by this Section 8.6 shall be resolved by an independent accounting firm mutually acceptable to the Equity Sellers and Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Equity Sellers, on the one hand, and Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, provided however, that such filing shall not be determinative of any party’s indemnification obligations under this Article VIII (which shall be based on the ultimate resolution of such dispute by the accounting firm).
(g)    Exclusivity. In the event of a conflict between the provisions of this Section 8.6, on the one hand, and the provisions of Sections 8.1 through 8.4, on the other, the provisions of this Section 8.6 shall control.
8.7    Tax Treatment of Indemnity Payments.
The Equity Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article VIII is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment, and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).
Article IX

TERMINATION
9.1    Termination of Agreement.
This Agreement may be terminated prior to the Closing as follows:
(a)    At the election of the Seller Representative or Purchaser on or after August 31, 2017 (such date, as may be extended under this Section 9.1(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that the Termination Date shall be automatically extended to September 30, 2017 if within thirty (30) days after the date hereof, Euronext College of Regulators notifies Euronext in writing that it has determined that it shall issue a statement of non-objection in connection with the transactions contemplated hereby, and provided, further, that (i) the failure of the Closing to occur prior to the Termination Date is not primarily due to a breach by the terminating party of any of its material obligations under this Agreement; and (ii) the Seller Representative shall have the option (which option shall not be exercised without the prior written consent of each of NEXT Investors, LLC and FXCM Group, LLC) to extend, from time to time, the Termination Date for additional periods of time not to exceed ninety (90) days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that any of the conditions set forth in Sections 7.1(f), 7.1(g), 7.1(h), 7.2(e) and 7.2(f) have not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws, or an Order of a Governmental Body of competent jurisdiction shall be in effect, and the Company or the Equity Sellers are still attempting, to the extent they are required to do so under Section 6.4, to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Body to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings.
(b)    by mutual written consent of the Seller Representative and Purchaser;
(c)    by written notice from Purchaser to the Seller Representative if, since the date of this Agreement, there shall have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other such events, changes, occurrences or circumstances, has had, or would reasonably be expected to have, a Material Adverse Effect;
(d)    by the Seller Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (or if Euronext College of Regulators shall have issued a notice objecting to the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order (or notice) was primarily due to the failure of such party or any of its Affiliates to perform any of its obligations under this Agreement;
(e)    by Purchaser if any Equity Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Equity Seller or the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Seller Representative of notice of such breach from Purchaser; or
(f)    by the Seller Representative if Purchaser or Euronext shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser or Euronext shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Purchaser or Euronext of notice of such breach from the Seller Representative.
9.2    Procedure Upon Termination.
In the event of termination and abandonment by Purchaser or the Seller Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Purchaser, the Company or the Equity Sellers.
9.3    Effect of Termination.
In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of such party’s duties and obligations arising under this Agreement and such termination shall be without liability to Purchaser, any Equity Seller or the Company; provided, however, that the provisions set forth in this Section 9.3, Article X (other than Section 10.2 and Section 10.3 (other than the exculpation and indemnification provisions set forth in Section 10.3, which shall survive termination of this Agreement)), the Nondisclosure Agreement and Section 6.8 hereof shall survive any such termination and shall remain in full force and effect; provided, further, that (a) nothing in this Section 9.3 shall relieve Purchaser, any Equity Seller or the Company of any liability for a material breach prior to the termination of this Agreement of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would breach this Agreement and (b) nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.4 in lieu of terminating this Agreement pursuant to Section 9.1.
Article X

MISCELLANEOUS
10.1    Expenses.
Except as otherwise provided in this Agreement, the Company, the Equity Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
10.2    Paying Agent.
The Seller Representative shall engage JPMorgan Chase Bank, NA or another Person reasonably acceptable to Purchaser to act as agent for certain payments owed in respect of Shares pursuant to this Agreement (the “Paying Agent”); provided that Purchaser shall provide such reasonable assistance as the Paying Agent or the Seller Representative may request for tax reporting purposes in connection with any payments made pursuant to this Agreement. All payments of the Purchase Price, Earn-Out Payment, payment from Escrow Amount or any other post-closing payment due to any Seller hereunder in respect of Shares rendered by Purchaser to the Paying Agent in accordance with this Agreement shall be in full satisfaction of Purchaser’s obligation to make such payments to the Sellers under this Agreement and the Sellers shall look solely to the Paying Agent for payment of any amount so paid to the Paying Agent.
10.3    Seller Representative.
(a)    By such Equity Seller’s execution of this Agreement or a Joinder Agreement, each Equity Seller hereby irrevocably (subject to Section 10.3(b)) appoints Shareholder Representative Services LLC as such Equity Seller’s representative, attorney-in-fact and agent (the “Seller Representative”) with full power of substitution to act in the name, place and stead of such Equity Seller with respect to the transfer of such Equity Seller’s Shares to Purchaser or the cancellation of such Equity Seller’s Options in accordance with the terms and provisions of this Agreement and to act on behalf of such Equity Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement or the agreements ancillary hereto, including the power:
(i)    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Equity Sellers to consummate the transactions contemplated by this Agreement;
(ii)    to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Equity Seller shall execute and deliver any such documents which the Seller Representative agrees to execute);
(iii)    to terminate this Agreement;
(iv)    to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and
(v)    to take all actions which under this Agreement may be taken by such Equity Seller and to do or refrain from doing any further act or deed on behalf of such Equity Seller which the Seller Representative deems necessary or appropriate in the Seller Representative’s sole discretion relating to the subject matter of this Agreement as fully and completely as such Equity Seller could do if personally present.
(b)    If Shareholder Representative Services LLC becomes unable to serve as Seller Representative, or resigns or is removed from such position, such Person as may be designated jointly by FXCM and Next Investors shall succeed as the Seller Representative. The Seller Representative may be removed only upon delivery of written notice to Purchaser signed by each of FXCM and Next Investors.
(c)    At the Closing, Purchaser shall pay the Seller Representative Expense Amount to the Seller Representative. Upon the determination of the Seller Representative that retaining any portion of the Seller Representative Expense Amount is no longer necessary, the Seller Representative shall release any then remaining portion of the Seller Representative Expense Amount (the “Seller Representative Account Payment”) for the benefit of the Sellers. A portion of the Seller Representative Expense Account Payment equal to the Pro Rata Share that is represented by a Covered Share shall be paid by the Seller Representative to the Paying Agent for further payment to the holder of such Covered Share. A portion of Seller Representative Expense Account Payment equal to the Pro Rata Share that is represented by a Participating Option shall be paid by the Seller Representative to the Company for further payment to the holder thereof (which amount shall be paid by the Company to such holder with the first payroll payment after the Company’s receipt of such amount and shall be subject to any applicable withholding). For the avoidance of doubt, Purchaser shall cause the Company to use any funds paid to the Company pursuant to the preceding sentence to make the payments provided for in the preceding sentence, and such funds shall not be used for any other purpose.
(d)    Subject to Section 10.14, the Seller Representative shall have reasonable access to relevant information about the Company and Purchaser and the reasonable assistance of the Company’s and Purchaser’s employees for purposes of performing the Seller Representative’s duties and exercising the Seller Representative’s rights hereunder. All information provided or made available pursuant to this Section 10.3 to the Seller Representative shall be kept confidential by the Seller Representative; provided, that that Seller Representative may disclose such information on a need-to-know basis to its advisors and representatives and to the Sellers, in each case provided that any such recipients are obligated to keep such information confidential.
(e)    Notwithstanding anything to the contrary, the Seller Representative will not have any power or authority to (i) act regarding any claim alleging a breach of this Agreement by any Seller, (ii) act regarding any claim against a Seller for his, her or its Fraud, (iii) give any consent pursuant to Section 6.8(a) with respect to any announcement referencing such Seller, or (iv) give or receive any notice in respect of any matter referred to in any of the foregoing clauses (i) through (iii).
(f)    In the event that the Seller Representative determines, in consultation with FXCM and Next Investors, to hire or retain any attorneys, consultants, agents or other subject matter experts or other skilled person on behalf of the Sellers or to incur any costs or expenses in connection with any dispute resolution process on the Sellers’ behalf, the Seller Representative shall be reimbursed for such reasonable documented out-of-pocket expenses arising from such matters out of the Seller Representative Expense Amount and, if the remaining Seller Representative Expense Amount is insufficient to pay such expenses, from the Sellers (x) if prior to the Closing, on a several and not joint basis in accordance with the respective number of Covered Shares and shares of Company common stock subject to Options held by each Seller (including any Person who becomes a Seller by execution of a Joinder) as of the date of this Agreement, and (y) if after the Closing, on a several basis in accordance with their respective Indemnification Pro Rata Shares.
(g)    The Seller Representative will incur no liability of any kind with respect to any action or omission by the Seller Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Seller Representative’s fraud, bad faith, gross negligence or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel reasonably relied upon by the Seller Representative.
(h)    The Seller Representative shall be indemnified by the Sellers from and against any Loss incurred by the Seller Representative and arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any agreements ancillary hereto; provided, that the portion of such indemnification payments that are finally adjudicated to have directly resulted from the Seller Representative’s fraud, bad faith, gross negligence or willful misconduct shall be reimbursed by the Seller Representative to the indemnifying Sellers. Any such indemnification obligation owed to the Seller Representative shall be satisfied (i) first from any then available portion of the remaining Seller Representative Expense Amount, and (ii) second, if the remaining available Seller Representative Expense Amount is insufficient to timely satisfy any such Loss, by payment from the Sellers directly to the Seller Representative; provided, that any such reimbursement not funded from the Seller Representative Expense Amount shall be allocated among the Sellers (x) if prior to the Closing, on a several and not joint basis in accordance with the respective number of Covered Shares and shares of Company common stock subject to Options held by each Seller (including any Person who becomes a Seller by execution of a Joinder) as of the date of this Agreement, and (y) if after the Closing, on a several and not joint basis in accordance with their respective Indemnification Pro Rata Shares. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative under this section. Notwithstanding anything in this Agreement to the contrary, the foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary (including Section 10.11), this Section 10.3 shall be enforceable against the Sellers. To the maximum extent permitted by Law, none of FXCM, Next Investors, their respective Affiliates or any director, officer, employee or agent of any of the foregoing shall be liable to any Seller, the Company or the Seller Representative for any act or omission performed or omitted by any such Person in connection with this Section 10.3 or under the engagement letter agreement entered into by the Seller Representative in connection with this Agreement, except to the extent arising out of such Person’s fraud, bad faith, gross negligence or willful misconduct; provided, for the avoidance of doubt, the exculpation provided by this sentence shall not relieve any Seller of any obligation to indemnify the Seller Representative pursuant to this Section 10.3.
10.4    Specific Performance.
Purchaser and the Sellers acknowledge and agree that a breach of this Agreement would cause irreparable damage. Therefore, the obligations under this Agreement, including the Equity Sellers’ obligation to sell the Shares to Purchaser, the Option Holders obligation to procure that their Options be cancelled, and Purchaser’s obligation to purchase the Shares from the Selling Stockholders, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
10.5    Dispute; Arbitration.
(a)    Except as set forth in Section 2.4(d), Section 8.6(f), and Section 10.5(d) any Dispute shall be referred to, and finally resolved by, arbitration under the rules of the International Centre for Dispute Resolution (the “ICDR”) of the American Arbitration Association (“ICDR Rules”), which rules are deemed to be incorporated by reference into this Section 10.5. The number of arbitrators shall be three. The seat, or legal place of arbitration, shall be New York City, New York. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any arbitration brought under the ICDR Rules with a seat, or legal place of arbitration, in New York City, New York. The language to be used in the arbitral proceedings shall be English.
(b)    Each party to the Dispute shall nominate one arbitrator, except that where there are multiple claimants or multiple respondents, the disputant parties shall represent collectively two separate “sides” (as claimants on one side and respondents on the other side of the primary dispute, without regard to third-party claims) for the formation of the arbitral tribunal, with each side appointing a single arbitrator. If the multiple claimants or multiple respondents cannot agree on a single nomination, the ICDR shall appoint the arbitrator that would otherwise be appointed by that side without regard to any such party’s entitlement or nomination. The two party-appointed arbitrators shall by agreement appoint a third arbitrator, who shall act as chairman. If the party-nominated arbitrators cannot agree on a third arbitrator or if for any reason the third arbitrator is unavailable or cannot accept the appointment within 30 days of the appointment of the party-nominated arbitrators, any party may by written notice request that the ICDR appoint the third arbitrator pursuant to the ICDR Rules.
(c)    In its Notice of Arbitration (as defined by the ICDR Rules), the party or side requesting arbitration shall identify the name of the arbitrator it has appointed. The other party or side shall identify the name of the arbitrator it has appointed in its Answer (as defined in the ICDR Rules).
(d)    Notwithstanding the right to arbitrate under this Section 10.5, either party may seek interim or conservative measures, including a temporary injunction or attachment prior to the appointment of the arbitration tribunal, in each case in the State and Federal Courts located in New York, New York, which shall have exclusive jurisdiction over such matters. Any action brought pursuant to this Section 10.5(d) will not be deemed to be a waiver of the right to arbitrate under this Section 10.5.
(e)    Each party hereby agrees that it may be joined as an additional party to any arbitration of a Dispute involving any of the other parties under this Agreement related to the substance of this Agreement. The parties further agree that if any Dispute referred to arbitration raises issues of fact or law that are substantially the same as, or connected with, issues raised in a Dispute between any of the parties that has already been referred to arbitration under this Agreement (an “Existing Dispute”), or arises out of substantially the same facts as are the subject of an Existing Dispute (in either case, a “Related Dispute”), the arbitral tribunal appointed or to be appointed as the arbitral tribunal in respect of such Existing Dispute shall also be appointed as the arbitral tribunal in respect of the Related Dispute. In such case, upon request of any party to a Related Dispute or upon the arbitral tribunal’s own initiative (but in either case only after giving the parties a reasonable opportunity to state their views) the arbitral tribunal may, having regard to the state of the arbitral proceedings of the Existing Dispute and any other circumstances it regards as relevant, consolidate the arbitral proceedings arising out of the Existing Dispute and the Related Dispute. In particular, the parties agree and acknowledge that:
(i)    any consolidation order granted by such arbitral tribunal under this Agreement shall be binding on the parties;
(ii)    such arbitral tribunal shall have exclusive jurisdiction to resolve the Existing Dispute and the Related Dispute that are the subject of the consolidation order;
(iii)    the parties shall be bound by any award rendered by such arbitral tribunal; and
(iv)    such arbitral tribunal may give such directions in the consolidated arbitral proceedings as it considers appropriate to: (A) give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio by the consolidation); and (B) ensure the proper organization of the consolidated arbitral proceedings and that all issues between the Parties are resolved.
(f)    In relation to any arbitration under this Agreement rendered functus officio by consolidation, such termination is without prejudice to:
(i)    the validity of any acts done or orders or awards made by in the arbitration before the termination;
(ii)    the arbitral tribunal’s entitlement to be paid their proper fees and disbursements arising from such arbitration; and
(iii)    the date when any claim or defense was raised for the purpose of applying any limitation bar or any like rule or provision.
(g)    In the event that there is any Dispute as to whether a Dispute is a Related Dispute for the purposes of this Section 10.5, such Dispute shall be resolved by the arbitral tribunal appointed or to be appointed in respect of the relevant Existing Dispute. In the event of different rulings on this question by two or more arbitral tribunals appointed under this Agreement, the order issued first shall prevail. If two or more arbitral tribunals appointed under this Agreement issue consolidation orders or different rulings on consolidation, the order issued first shall prevail.
(h)    Notwithstanding the foregoing or anything else to the contrary, any Dispute regarding the termination of employment of Galinov or Rysin as a result of the Company’s termination for Cause or a resignation by Galinov or Rysin for Good Reason (as defined in the Galinov Employment Agreement or the Rysin Employment Agreement (as applicable)) shall be resolved in accordance with his respective Employment Agreement.
10.6    Entire Agreement; Amendments and Waivers.
This Agreement (including the schedules and exhibits hereto), the Nondisclosure Agreement, the Seller Documents, the Company Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Subject to Section 8.4(k) and Section 8.6(g), all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The parties hereto have voluntarily agreed to define their rights and Liabilities in respect of the acquisition of the Company by Purchaser exclusively in contract pursuant to the express terms of this Agreement and the other Seller Documents, Company Documents and Purchaser Documents, and each party hereto expressly disclaims that it is owed any duty or is entitled to any remedies not expressly set forth in such documents. The sole and exclusive remedies for any breach of this Agreement or any other Seller Document, Company Document or Purchaser Document (including any representation or warranty set forth herein or therein, made in connection herewith or therewith or as an inducement to enter into this Agreement or any other Seller Document, Company Document or Purchaser Document) or any claim or cause of action otherwise arising out of or related to the acquisition of the Company by Purchaser shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement or any other Seller Document, Company Document or Purchaser Document); and no Person shall have any remedies or causes of action (whether in contract, tort, equity or otherwise) for any statements, communications, disclosures, failure to disclose, representations or warranties with respect to the acquisition of the Company by Purchaser not set forth in this Agreement or another Seller Document, Company Document or Purchaser Document.
10.7    Governing Law.
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
10.8    Notices.
All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when served by email (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt); in each case at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company (prior to the Closing), to:
FastMatch, Inc.
180 Maiden Ln.
New York, New York 10038
Attention: Susan Dauber
Email: susan.dauber@fastmatchfx.com
With a copy to (which shall not constitute notice):
Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, NY 10007
Attention: Stephanie C. Evans
Email: stephanie.evans@wilmerhale.com

If to any Equity Seller, to the Seller Representative, or if such notice is provided prior to the Closing or is not deliverable to the Seller Representative by virtue of Section 10.3(e), to the address set forth with respect to such Equity Seller on Exhibit A:
If to Purchaser, Euronext or (after the Closing) the Company, to:
Euronext N.V.
14, place des Reflets
92054, Paris La Défense Cedex – France

Attention:	Catherine Langlais
Camille Beudin
Email:    clanglais@euronext.com
cbeudin@euronext.com
With a copy to (which shall not constitute notice):

Watson Farley & Williams LLP
26 avenue des Champs-Elysées
75008 Paris – France
Attention: Arnaud Félix
Email: afelix@wfw.com
If to Seller Representative, to:
If prior to July 31, 2017:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085

If on or after July 31, 2017:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No: (303) 648-4085

With copies to (which shall not constitute notice):
Next Investors, LLC
Eleven Madison Avenue
16th Floor
New York, NY 10010
Attention:    Alan H. Freudenstein
James B. Mayne
Email:    alan.freudenstein@credit-suisse.com
james.mayne@credit-suisse.com

With a copy to (which shall not constitute notice):
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Michael R. Flynn

David E. Barrett
Email: michael.flynn@nortonrosefulbright.com
david.barrett@nortonrosefulbright.com

and

FXCM Group, LLC
55 Water Street
New York, NY 10041
Attention: David S. Sassoon
Email: dsassoon@fxcm.com

With a copy to (which shall not constitute notice):

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London EC2A 2RS
Attention: Charles Jurd
Email: cjurd@reedsmith.com

10.9    Severability.
If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
10.10    Binding Effect; Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing the Company Indemnified Parties shall be third party beneficiaries of Section 6.17 and the Persons referred to in the first sentence of Section 10.11 shall be third party beneficiaries of such sentence.
10.11    Non-Recourse.
No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (in each case, other than the Equity Sellers in their capacity as Selling Stockholders or Option Holders) shall have any liability for any obligations or liabilities of such party under this Agreement or any Seller Document, Company Document or Purchaser Document, or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or by any Seller Document, Company Document or Purchaser Document. Notwithstanding anything to the contrary, nothing in this Section 10.11 shall relieve any party hereto from any Liability hereunder.
10.12    Counterparts.
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
10.13    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)    Effective as of the Closing, Purchaser hereby waives and agrees not to assert, and Purchaser agrees to cause the Company and each of its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of the Seller Representative, any Seller, any of their respective Affiliates or any director, manager, officer or employee of the Seller Representative, any Seller, the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement, any Seller Document, any Company Document, any Purchaser Document or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement, any Seller Document, any Company Document, any Purchaser Document or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Wilmer Cutler Pickering Hale and Dorr LLP (the “Current Representation”).
(b)    Effective as of the Closing, Purchaser hereby agrees not to control or assert, and Purchaser agrees to cause the Company not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation (a “Covered Communication”) in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser the Company or any of their respective Affiliates

(including, after the Closing, the Company and each of its Subsidiaries), it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person. From and after the Closing, neither Purchaser nor the Company shall, and each shall cause its Affiliates not to, use any Covered Communication or the contents thereof in connection with any dispute with a Designated Person.
10.14    Limitations on Information Disclosure Requirements.
Nothing in Section 2.4, Section 6.1 or Section 10.3(d) shall require disclosure of, or the provision of access to, books, records, documents or information to the extent that providing such disclosure or access would (i) breach any Contract with a third party, (ii) result in the loss of attorney-client privilege, or (iii) violate applicable Law; provided that the party otherwise obligated to provide such disclosure or access shall use commercially reasonable efforts to provide such disclosure or access in a manner which would not result in such breach, loss or violation (including, as applicable, by use of common interest agreements or other methods to maintain such privilege).
10.15    Guarantee.
(a)    Euronext hereby unconditionally guarantees the due and punctual payment of all obligations of Purchaser set forth in this Agreement or any other Purchaser Document (the “Obligations”). This guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such Obligation by any other Person or any other act or event that might otherwise operate as a legal or equitable discharge of Euronext under this Section 10.15. This guarantee is in no way conditioned upon any requirement that any Person first attempt to collect any Obligation from or against Purchaser. If Purchaser fails to perform Obligations requiring payment, in whole or in part, when such Obligations are due, Euronext shall pay such Obligations in lawful money of the United States. Euronext shall pay such amount within two (2) Business Days after receipt of demand for payment from the Company (if prior to the Closing) or the Seller Representative (if after the Closing).
(b)    The obligations of Euronext hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement or any other document related hereto, and shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Purchaser with or into any Person or any sale or transfer by Purchaser of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Purchaser, (iii) any modification, alteration, amendment or addition of or to this Agreement made in compliance with Section 10.6, or (iv) any disability or any other defense of Purchaser or any other Person and any other circumstance whatsoever (with or without notice to or knowledge of Euronext) which may or might in any manner or to any extent vary the risks of Euronext or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

(c)    Euronext hereby waives all special suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by Purchaser and, generally, all demands and notices of every kind in connection with this Section 10.15 and the Obligations, and which Euronext may otherwise assert against Purchaser.
(d)    Any notice, demand or other communication required or permitted under this Section 10.15 shall be made in accordance with the provisions of Section 10.8.
(e)    This Section 10.15 shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any of the obligations of Purchaser under this Agreement or any other Purchaser Document is rescinded or must otherwise be restored or returned by any Person upon the insolvency, bankruptcy or reorganization of Purchaser or otherwise.
(f)    Euronext acknowledges that each of the waivers set forth above is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any Law or public policy, such waivers shall be effective only to the extent permitted by Law.
(g)    Euronext shall cause Purchaser to perform as and when due all Obligations.
(h)    Subject to Section 8.4(g)-(k), which shall apply, mutatis mutandis, to this Section 10.15, Euronext hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses to the extent based upon, attributable to or resulting from any breach of this Agreement by Euronext.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EURONEXT US INC.
By:/s/ Camille Beudin
Name: Camille Beudin
Title: Head of M&A, Euronext

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.

EURONEXT N.V., solely for purposes of Article V, Section 6.4(d), Section 6.4(f), Section 6.18, Section 10.5, Section 10.6, Section 10.7, Section 10.8, and Section 10.15 (as well as the defined terms used in such provisions )
By:/s/Carvile Beaudin
Name: Carville Beaudin
Title:Head of M&A, Euronext

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.

FASTMATCH, INC.
By:/s/Dmitri Galinov
Name: Dmitri Galinov
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.

EQUITY SELLERS:
NEXT INVESTORS, LLC
By: Credit Suisse Asset Management, LLC, its investment advisor
By:/s/Greg Grimaldi
Name: Greg Grimaldi
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
FXCM Group, LLC
By:/s/David Sassoon
Name: David Sassoon
Title: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
BNY Capital Corporation
By:/s/Thomas P. Gibbons
Name: Thomas P. Gibbons
Title: Vice Chairman and CFO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Dmitri Galinov
Name: Dmitri Galinov

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Vladislav Rysin
Name: Vladislav Rysin

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Shi Lim Kwan
Name: Shi Lim (William) Kwan

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Vladimir Tkach
Name: Vladimir Tkach

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Vladimir Shchutskiy
Name: Vladimir Shchutskiy

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Oleg Morozov
Name: Oleg Morozov

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Javesh Patel
Name: Javesh Patel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/John Bogue
Name: John Bogue

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Paul Ainsworth
Name: Paul Ainsworth

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Adesh Rupan
Name: Adesh (Randy) Rupan

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Christopher Hwang
Name: Christopher Hwang

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
EQUITY SELLERS:
By:/s/Evgeny Smirinov
Name: Evgeny (Eugene) Smirinov

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.

EQUITY SELLERS:
By:/s/Constantin Asinovski
Name: Constantin Asinovski

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.
SHAREHOLDER REPRESENTATIVE SERVICES, LLC, solely in its capacity as the Seller Representative
By:/s/Sam Riffe_____________
Name: Sam Riffe
Title: Executive Director

EXHIBIT B

Calculation of the Earn-Out Payment
1 – Earn-Out Payment
The Earn-Out Payment shall be equal to:

•	if Earn-Out EBITDA is greater than the Earn-Out Target, $10,000,000; or

•	if Earn-Out EBITDA is equal to or less than the Earn-Out Target, zero.
2 - Computation of Earn-Out EBITDA

(a)	“Earn-Out EBITDA” for the Company, on a consolidated basis, for the Earn-Out Period, means the sum (without duplication) of the following:

1.	the aggregate amount of net result of the Company (“Net Result”);

2.	plus, the amount of Taxes related to the earnings or income of the Company (whether accrued or paid in cash or deferred) deducted in determining Net Result;

3.	plus, the amount of interest expense (net of any interest income) deducted in determining Net Result;

4.	plus, the amount of depreciation and amortization deducted in determining Net Result;

5.	plus, the amount of any foreign currency losses deducted in determining Net Result;

6.	minus, the amount of any foreign currency gains added in determining Net Result;

7.
minus/plus, all amounts of either non-cash or non-recurring gains/losses, including without limitation any gains, losses or profits realized from the sale of any assets, included in determining Net Result;

8.
plus, the amount of any costs, fees and expenses (including any transaction or retention bonuses or incentives) related to this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby deducted in determining Net Result;

9.	plus, the amount of any litigation settlements deducted in determining Net Result;
10. plus, the amount of any payment made pursuant that certain License Amendment Option Agreement, made as of June 28, 2016, by and between Credit Suisse Securities (USA) LLC and the Company deducted in determining Net Result;

11.
plus, the amount of any expense deducted in determining Net Result attributable to any transaction with (or charge from) Purchaser, Euronext or any of their respective Affiliates to the extent such expense exceeds the amount that would have been incurred if the underlying transaction or charge occurred on an arms’ length basis;

12.
plus, the amount of any costs, fees and expenses incurred by the Company in complying with and/or implementing the Euronext Group Requirements (as defined in the Stockholders Agreement), or any other costs, fees or expenses incurred by the Company as a result of any requirement of the Euronext Group (as defined in the Stockholders’ Agreement) outside of or in addition to the manner in which the Company conducted its business and operations prior to the Closing deducted in determining Net Result;

13.	plus, all Meeting Reimbursements (as defined in the Stockholders Agreement) deducted in determining Net Result;

(b)	Notwithstanding the foregoing, in determining the Earn-Out EBITDA:

1.	Earn-Out EBITDA shall not include any “unusual or infrequently occurring items” of gain or loss as that term is defined in GAAP;

2.	Earn-Out EBITDA shall not include extraordinary bonuses;

3.
Earn-Out EBITDA shall not include any gain, loss, income or expense resulting from a change in the Company’s accounting methods, principles or practices, except to the extent required by a change in GAAP;

4.
Earn-Out EBITDA shall not include any gain, loss, income or expense resulting from an adjustment or write-off to any goodwill, intangibles or earn-outs (including any Earn-Out Payments) related to the acquisition of the Company;

5.	Earn-Out EBITDA shall be calculated in accordance with GAAP applied consistently with the Company’s accounting practices immediately prior to the date of this Agreement; and

6.	Earn-Out EBITDA shall be based on the allocation of sufficient resources to run the Company in the ordinary course and in accordance with the Business Assumptions.
3 - Earn-Out Financial Statements.
For purposes of the computation of Earn-Out EBITDA, the Company shall deliver the Earn-Out Financial Statements to Purchaser and the Seller Representative within thirty (30) days of the end of the Earn-Out Period. The Earn-Out Financial Statements shall (i) have been prepared from the books and records of the Company, (ii) fairly present the consolidated financial position, results of operations and cash flows of the Company for the Earn-Out Period, and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnotes, disclosures and typical year-end adjustments, none of which, if reflected, would be material and the inclusion of the calculation of Earn-Out EBITDA).